Exhibit 10.2
200 National Drive, Vonore, Tennessee

LEASE AGREEMENT

BETWEEN

200 NATIONAL LLC,
an Illinois limited liability company
as Landlord

AND

COMMERCIAL VEHICLE GROUP, INC.,
a Delaware corporation
as Tenant

LEASE AGREEMENT
THIS LEASE AGREEMENT (this “Lease”) dated as of March 27, 2026 (the “Commencement Date”) is made and entered into between 200 NATIONAL LLC, an Illinois limited liability company (“Landlord”), and COMMERCIAL VEHICLE GROUP, INC., a Delaware corporation (“Tenant”).
ARTICLE I
Section 1.01    Lease of Premises; Title and Condition. Upon and subject to the terms and conditions herein specified, Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, the premises (the “Premises”) consisting of the following:
(a)    those parcels of land more particularly described in Exhibit A attached hereto and made a part hereof for all purposes having the following address: 200 National Drive, Vonore, Tennessee, together with all of Landlord’s right, title and interest, if any, in and to all easements, rights-of-way, appurtenances and other rights and benefits associated with such parcel(s) of land and to all public or private streets, roads, avenues, alleys or pass ways, open or proposed, on or abutting such parcel(s) of land (collectively, the “Land”); and
(b)    all of the buildings, structures, fixtures, facilities, installations and other improvements of every kind and description now or hereafter in, on, over and under the Land and all plumbing, gas, electrical, ventilating, lighting and other utility systems, ducts, hot water heaters, oil burners, domestic water systems, elevators, escalators, canopies, air conditioning systems and all other building systems and fixtures attached to or comprising a part of the buildings, including all other building systems and fixtures necessary to the ownership, use, operation, repair and maintenance of the buildings, structures, fixtures, facilities, installations and other improvements of every kind, but excluding all Severable Property (as defined in Section 3.01 hereof) (collectively, the “Improvements”).
Tenant acknowledges that simultaneously herewith, Tenant has conveyed the Premises to Landlord. Accordingly, notwithstanding any provision of this Lease to the contrary, the Premises are leased to Tenant in their present condition without representation or warranty by Landlord and subject to the rights of parties in possession, to the existing state of title, to all applicable Legal Requirements (as defined in Section 5.02(b)) now or hereafter in effect and made a part hereof (collectively, “Permitted Exceptions”) for all purposes. Tenant has examined the Premises and title to the Premises and has found all of the same satisfactory for all purposes. LANDLORD LEASES AND WILL LEASE AND TENANT TAKES AND WILL TAKE THE PREMISES “AS IS”, “WHERE-IS” AND “WITH ALL FAULTS”. TENANT ACKNOWLEDGES THAT LANDLORD (WHETHER ACTING AS LANDLORD HEREUNDER OR IN ANY OTHER CAPACITY) HAS NOT MADE NOR SHALL LANDLORD BE DEEMED TO HAVE MADE, ANY WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, WITH RESPECT TO ANY OF THE PREMISES, INCLUDING ANY WARRANTY OR REPRESENTATION AS TO (i)  ITS FITNESS, DESIGN OR CONDITION FOR ANY PARTICULAR USE OR PURPOSE, (ii) THE QUALITY OF THE MATERIAL OR WORKMANSHIP THEREIN, (iii) THE EXISTENCE OF ANY DEFECT, LATENT OR PATENT, (iv) LANDLORD’S TITLE THERETO, (v) VALUE, (vi) COMPLIANCE WITH SPECIFICATIONS, (vii) LOCATION, (viii) USE, (ix) CONDITION, (x) MERCHANTABILITY, (xi) QUALITY, (xii) DESCRIPTION, (xiii) DURABILITY, (xiv) OPERATION, (xv) THE EXISTENCE OF ANY HAZARDOUS SUBSTANCE, HAZARDOUS

CONDITION OR HAZARDOUS ACTIVITY OR (xvi) COMPLIANCE OF THE PREMISES WITH ANY LAW; AND ALL RISKS INCIDENT THERETO ARE TO BE BORNE BY TENANT. TENANT ACKNOWLEDGES THAT AS LANDLORD’S IMMEDIATE PREDECESSOR IN TITLE, THE PREMISES ARE OF TENANT’S SELECTION AND TO ITS SPECIFICATIONS AND THAT THE PREMISES HAVE BEEN INSPECTED BY TENANT AND ARE SATISFACTORY TO TENANT. IN THE EVENT OF ANY DEFECT OR DEFICIENCY IN ANY OF THE PREMISES OF ANY NATURE, WHETHER LATENT OR PATENT, LANDLORD SHALL NOT HAVE ANY RESPONSIBILITY OR LIABILITY WITH RESPECT THERETO OR FOR ANY INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING STRICT LIABILITY IN TORT). The provisions of this paragraph have been negotiated and are intended to be a complete exclusion and negation of any warranty by Landlord, express or implied, with respect to any of the Premises, arising pursuant to the Uniform Commercial Code or any other law now or hereafter in effect or arising otherwise.
Section 1.02    Use. Except as expressly set forth in the following sentence, Tenant may use the Premises for industrial purposes consistent with Tenant’s ordinary course of business as of the Commencement Date, to the extent allowed under current zoning requirements and for no other purpose. Tenant shall not use or occupy or permit any of the Premises to be used or occupied, nor do or permit anything to be done in or on any of the Premises, in a manner which would reasonably foreseeably (i) make void or voidable or cause any insurer to cancel any insurance required by this Lease, or make it difficult or impossible to obtain any such insurance at commercially reasonable rates, (ii) make void or voidable, cancel or cause to be canceled or release any warranty, guaranty or indemnity running to the benefit of the Premises or Landlord, (iii) cause structural injury to any of the Improvements, (iv) constitute a public or private nuisance or waste, or (v) violate any Legal Requirements (as defined below). Notwithstanding any provision hereof to the contrary, in no event shall Tenant or any Transferee, whether consented to by Landlord or otherwise, be permitted to change the use of the Premises without Landlord’s prior written consent, which may be withheld or granted in its sole and absolute discretion.
Section 1.03    Term. This Lease shall begin on the Commencement Date and shall end on the last day of the 240th full calendar month following the Commencement Date. The time period during which this Lease shall actually be in effect, as the same may be terminated prior to its scheduled expiration pursuant to the provisions hereof, is referred to herein as the “Term”.
Section 1.04    Right of Renewal.
(a)    Right of Renewal. Tenant shall have the right to renew the Term for all of the Premises for two (2) renewal terms of ten (10) years (each, a “Renewal Term”), each of which shall commence on the day following the expiration of the Term, as previously extended and end on the tenth (10th) anniversary of the last day of the Term, unless such Renewal Term shall sooner terminate pursuant to any of the terms of this Lease or otherwise. Each Renewal Term shall commence only if (1) Tenant shall have notified Landlord in writing of Tenant’s exercise of such renewal right not later than nine (9) months prior to the then last day of the Term and (2) at the time of the exercise of such right and immediately prior to the then last day of the Term, no Event of Default shall have occurred and be continuing hereunder. Time is of the essence with respect to the giving of the notice of Tenant’s exercise of each renewal option, and Tenant’s failure to timely give notice of Tenant’s exercise of a renewal option shall render null and void the subject renewal option and any subsequent renewal options hereunder. Each Renewal Term shall be upon all of the agreements, terms, covenants and conditions hereof binding upon Tenant, except that Base Rent payable during the first year of each Renewal Term shall increase to the then Fair Market Rate, which increase shall be applied on the first (1st) day of each Renewal Term, and Tenant shall have no further right to renew the Term beyond the second (2nd) Renewal Term. After the first year of each Renewal Term, Base Rent shall increase three and one-half percent (3.50%) annually beginning with the first day of the second year of each Renewal Term. Upon the commencement of each Renewal Term, (1) such Renewal Term shall be added to and become part of the Term and (2) any reference to “this Lease”, to the “Term”, the “term of this Lease” or any similar expression shall be deemed to include such Renewal Term.
(b)    Fair Market Rate. As used herein, “Fair Market Rate” shall mean the fair market rental value as reasonably determined by Landlord. If Tenant shall dispute Landlord’s determination of Fair Market Rate, Tenant shall give notice to Landlord of such dispute within five (5) days of Tenant’s receipt of Landlord’s determination, and such dispute shall be determined by a single arbitrator appointed in accordance with the American Arbitration Association Real Estate Valuation Arbitration Proceeding Rules. Landlord and Tenant shall each bear one-half of the cost of such arbitrator. The arbitrator shall be impartial and shall have not less than ten (10) years’ experience in the county where the Property is located, which experience shall be related to the leasing of industrial space in buildings comparable to the Improvements, and the fees of the arbitrator shall be shared by Landlord and Tenant. Within five (5) days following the appointment of the arbitrator, Landlord and Tenant shall attend a hearing before the arbitrator at which each party shall submit a report setting forth its determination of the fair market rental value of the Premises for the Renewal Term, together with such information on comparable rentals and such other evidence as such party shall deem relevant. The arbitrator shall, within ten (10) days following such hearing and submission of evidence, render his or her decision by selecting the determination of fair market rental value submitted by either Landlord or Tenant which, in the judgment of the arbitrator, most nearly reflects the fair market rental value of the Premises for the applicable Renewal Term. The arbitrator shall have no power or authority to select any fair market rental value other than a fair market rental value submitted by Landlord or Tenant, and the decision of the arbitrator shall be final and binding upon Landlord and Tenant.
(c)    Minimum Fair Market Value. Notwithstanding anything herein to the contrary, including any determination by an arbitrator pursuant to Section 1.04(b), in no event shall the fair market rental value be less than the Base Rent payable in any prior year of the Term, as the Term may have been extended herein.
Section 1.05    Rent. In consideration of this Lease, during the Term, Tenant shall pay to Landlord the amounts set forth in Exhibit B as annual basic rent for the Premises (“Basic Rent”). Tenant shall pay Basic Rent and all other sums payable to Landlord hereunder to Landlord (or, upon Landlord’s request, to any Mortgagee (as hereinafter defined) under any mortgages, deeds of trust or similar security instruments creating a lien on the interest of Landlord in the Premises (whether one or more, the “Mortgage”)) by wire transfer, in immediately available funds, as follows:
Bank Name:         CIBC Bank
Bank Address:         120 S LaSalle St, Chicago, IL 60603
ABA/Routing Number:     071006486

or at such other address or to such other Person as Landlord from time to time may designate. Landlord shall give Tenant not less than fifteen (15) days prior written notice of any change in the address to which such payments are to be made. If the party entitled to receive Basic Rent or such party’s address shall change, Tenant may, until receipt of notice of such change from the party entitled to receive Basic Rent or other sums payable hereunder immediately preceding such change, continue to pay Basic Rent and other sums payable hereunder to the party to which, and in the manner in which, the preceding installment of Basic Rent or other sums payable hereunder, as the case may be, was paid. Such Basic Rent shall be paid in equal monthly installments in advance on the first day of each month, except for any Basic Rent due for the rental of the Premises during the period from the Commencement Date through the end of the calendar month in which the Commencement Date occurs, which shall be payable in advance on or before the Commencement Date. Any rental payment made in respect of a period which is less than one month shall be prorated by multiplying the then applicable monthly Basic Rent by a fraction the numerator of which is the number of days in such month with respect to which rent is being paid and the denominator of which is the total number of days in such month. Tenant shall perform all its obligations under this Lease at its sole cost and expense, and shall pay all Basic Rent, and other sums payable hereunder when due and payable, without notice, demand, abatement, deduction or set off.
ARTICLE II
Section 2.01    Maintenance and Repair. Tenant, at its own expense, will maintain all parts of the Premises in good repair, appearance and condition in accordance with all Legal Requirements and will take all commercially reasonable action and will make all commercially reasonable structural and nonstructural, foreseen and unforeseen and ordinary and extraordinary changes and repairs which may be required to keep all parts of the Premises in good repair and condition (including all painting, glass, utilities, conduits, fixtures and equipment, foundation, roof, exterior walls, heating and air conditioning systems, wiring, plumbing, sprinkler systems and other utilities, and all paving, sidewalks, roads, parking areas, curbs and gutters and fences). Tenant, at its own expense, will retain an independent consultant reasonably approved by Landlord to conduct annual inspections of the roof and the heating and air conditioning systems of the Premises and to provide Tenant and Landlord with a written report of its findings. Tenant shall promptly cause a licensed contractor to perform any recommended or necessary repairs or maintenance measures reflected in such report. Landlord, its contractors, subcontractors, servants, employees and agents, shall have the right to enter upon the Premises with three (3) business days prior notice (except in the event of an emergency, in which case no notice shall be required) to inspect same to ensure that all parts of the Premises are maintained in good repair and condition, and Tenant shall not be entitled to any abatement or reduction in rent by reason thereof. Landlord shall not be required to maintain, repair or rebuild all or any part of the Premises. Tenant waives the right to require Landlord to maintain, repair or rebuild all or any part of the Premises or make repairs at the expense of Landlord pursuant to any Legal Requirements, agreement, contract, covenant, condition or restrictions at any time.
Section 2.02    Alterations, Replacements and Additions. Tenant may, at its expense, make additions to and alterations of the Improvements, and construct additional Improvements, provided that (i) the fair market value, the utility, the square footage or the useful life of the Premises shall not be materially lessened thereby, (ii) such work shall be expeditiously completed in a good and workmanlike manner and in compliance with all applicable Legal Requirements and the requirements of all insurance policies required to be maintained by Tenant hereunder, (iii) no material structural alterations shall be made to the Improvements or additional structure improvements constructed or structural demolitions conducted in connection therewith unless Tenant shall have obtained Landlord’s consent (including Landlord’s approval of the plans and specifications therefor) and furnished Landlord with such surety bonds or other security acceptable to Landlord as shall be reasonably acceptable to Landlord (but in no event greater than the cost of such alterations or demolitions), (iv) no additions, replacements or alterations (other than cosmetic, interior or nonstructural alterations) which cost $100,000 or more per single addition, replacement or alteration, or $250,000 or more in the aggregate of all such additions, replacements or alterations shall be made unless prior written consent from Landlord shall have been obtained (including Landlord’s approval of the plans and specifications therefor), and (v) no Event of Default exists. Cosmetic, interior or nonstructural alterations (including demolition or construction of interior demising walls that are non-structural and non-load bearing) that cost less than $100,000 per single addition, replacement or alteration, or $250,000 in the aggregate of any other such additions, replacements or alterations, shall not require prior written consent from Landlord . All additions and alterations of the Premises, without consideration by Landlord, shall be and remain part of the Premises (not subject to removal upon termination) and the property of Landlord and shall be subject to this Lease.
ARTICLE III
Section 3.01    Severable Property. Tenant may, at its expense, install, assemble or place on the Premises and remove and substitute any severable property used or useful in Tenant’s business, all as more particularly described in Exhibit C attached hereto and made a part hereof for all purposes (collectively, the “Severable Property”).
Section 3.02    Removal. Any of Tenant’s Severable Property not removed by Tenant prior to the expiration of this Lease or thirty (30) days after an earlier termination shall be considered abandoned by Tenant and may be appropriated, sold, destroyed or otherwise disposed of by Landlord without obligation to account therefor. Tenant will repair at its expense all damage to the Premises necessarily caused by the removal of Tenant’s Severable Property, whether effected by Tenant or by Landlord.
ARTICLE IV
Section 4.01    Tenant’s Assignment and Subletting. Tenant shall not, whether for its own account or otherwise, assign this Lease or sublet or grant concessions or licenses or other rights for the occupancy or the use of all or any part of the Premises (each, a “Transfer”) for the Term of this Lease without Landlord’s prior written consent to such Transfer, which may be withheld or granted at Landlord’s sole and absolute discretion, except as otherwise expressly set forth in this Lease. Any transfer of all or substantially all of the assets of Tenant or all or more than 49% of the stock or other direct or indirect ownership interests in Tenant (whether in one or a series of transactions), any merger of Tenant into another entity or of another entity into Tenant, or any transfer occurring by operation of law, shall be deemed to constitute a Transfer by Tenant of its interest hereunder for the purposes hereof. Each such Transfer shall expressly be made subject to the provisions hereof. No such Transfer shall modify or limit any right or power of Landlord hereunder or affect, reduce or relieve Tenant of any duty or obligation of Tenant hereunder, and all such duties and obligations shall be those of Tenant and shall continue in full effect as obligations of Tenant as a principal and not of a guarantor or surety, as though no subletting or assignment had been made, such liability of the Tenant named herein to continue notwithstanding any Transfer and subsequent modifications or amendments of this Lease after such Transfer. Neither this Lease nor the Term hereby demised shall be mortgaged or pledged by Tenant, nor shall Tenant mortgage or pledge its interest in any sublease of the Premises or the rentals payable thereunder without Landlord’s prior written consent to such Transfer, which may be withheld or granted at Landlord’s sole and absolute discretion. Any Transfer by Tenant without Landlord’s prior written consent, except as otherwise expressly permitted by this Lease, shall be null and void, ab initio, shall constitute bad faith, and shall constitute an immediate Event of Default hereunder. Tenant shall, within twenty (20) days after the execution of any assignment, sublease or other Transfer document, deliver a conformed copy thereof to Landlord.
Section 4.02    Transfer by Landlord. Landlord shall be free to transfer its interest in the Premises or any part thereof or interest therein, subject, however, to the terms of this Lease. Any such transfer shall relieve the transferor of all liability and obligations hereunder (to the extent of the interest transferred) accruing after the date of the transfer and any Transferee shall deemed to have assumed all obligations of Landlord hereunder arising from and after the date of such transfer and be bound by the terms and provisions of this Lease.
Section 4.03    Assignment/Subletting Exceptions. Notwithstanding the provisions of Section 4.01, Tenant shall have the right to assign its interest in this Lease or sublet all or any portion of the Premises at any time without the consent of Landlord to (i) the surviving entity of any merger or consolidation between Tenant and its parent, (ii) any Affiliate of Tenant, or (iii) to any Person who purchases substantially all of the assets or equity of Tenant (including any merger or other transfer by operation of law), so long as any proposed assignee or subtenant has (A) Operating EBITDA of no less than $16,000,000.00 and (B) Leverage no more than five (5), as shown on such prospective assignee’s or subtenant’s proforma balance sheet prepared in accordance with GAAP anticipated to be reasonably accurate upon such assignment or sublease.  For purposes hereof, “Leverage” shall mean, for any period, for such entity and its subsidiaries, determined on a consolidated basis, the quotient obtained by dividing outstanding third-party borrowings (net of cash and cash equivalents) by Operating EBITDA.  For purposes hereof, “Operating EBITDA” shall mean, for any period, for such entity and its subsidiaries, determined on a consolidated basis, the sum of (A) net operating earnings before other income or expense, and (B) depreciation and amortization expense, in each case determined in accordance with GAAP. Any assignment or subletting of the Premises by Tenant to which Landlord consents pursuant to the exceptions afforded Tenant above in this Section shall be conditioned on the following:
(a)    Tenant is not then in default beyond applicable notice and cure periods hereunder;
(b)    Landlord is provided a copy of such assignment or sublease;
(c)    Any subletting or assignment of the Premises shall be subject to the terms of this Lease, and Tenant shall remain liable for all duties and obligations of Tenant hereunder, as same may be amended from time to time;
(d)    Each sublease permitted under this Section shall contain provisions to the effect that (i) such sublease is only for actual use and occupancy by the subtenant; (ii) such sublease is subject and subordinate to all of the terms, covenants and conditions of this Lease and to all of the rights of Landlord hereunder; (iii) that any security deposit paid by subtenant shall be pledged to Landlord subject to the terms of the sublease and subject to Tenant’s right to apply the security deposit in accordance with the sublease; and (iv) in the event this Lease shall terminate before the expiration of such sublease, the subtenant thereunder will, at Landlord’s option, attorn to Landlord and waive any rights the subtenant may have to terminate the sublease or to surrender possession thereunder, as a result of the termination of this Lease;
(e)    Tenant agrees to pay, or to cause the assignee or subtenant, as applicable, to pay, on behalf of Landlord any and all reasonable out-of-pocket costs of Landlord, including reasonable attorneys’ fees paid or payable to outside counsel, occasioned by such subletting or assignment. Further, Tenant agrees that Landlord shall not be liable for any leasing commissions, finishout costs, rent abatements or other costs, fees or expenses incurred by Tenant in subleasing or assigning or seeking to sublease or assign its leasehold interest in the Premises, and Tenant agrees to indemnify, defend and hold harmless Landlord and its partners, and their respective officers, directors, shareholders, agents, employees and representatives from, against and with respect to any and all such commissions, costs, fees and expenses;
(f)    In the case of an assignment, such assignee agrees in writing to assume, honor and perform all of the obligations of Tenant hereunder, and
(g)    No such Transfer shall cause or require the release of any Security Deposit, Letter of Credit or other security held by Landlord as security hereunder; provided, however, that (i) any security deposit, letter of credit or other security held by Tenant as security for any of Tenant’s permitted sublessees shall be held by Tenant in trust for the benefit of Landlord; and (ii) to the extent that the rent or other consideration received by Tenant under and such permitted Transfer exceeds the Basic Rent and other consideration due from Tenant to Landlord under this Lease, then Tenant shall immediately pay to Landlord (in any event on the next date on which Basic Rent is due under this Lease) fifty percent (50%) of such rent or other consideration.
For the purposes of this Lease, “Affiliate” shall be defined as with respect to any Person, any other Person that, directly or indirectly, controls or is controlled by or is under common control with such Person and shall include the spouse of any natural person, with the term “control” and any derivatives thereof meaning the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract, or otherwise; “Person” shall mean an individual, partnership, association, corporation, governmental authority or other entity and “Transferee” shall mean any Person who acquires all or a portion of an interest in this Lease.
ARTICLE V
Section 5.01    Net Lease.
(a)    It is expressly understood and agreed by and between the parties that this Lease is an absolute net lease, and the Basic Rent and all other sums payable hereunder to or on behalf of Landlord shall be paid without notice or demand and without setoff, counterclaim, abatement, suspension, deduction or defense.
(b)    Except as otherwise expressly provided in this Lease, this Lease shall not terminate, nor shall Tenant have any right to terminate this Lease or be entitled to the abatement of any rent or any reduction thereof, nor shall the obligations hereunder of Tenant be otherwise affected, by reason of any damage to or destruction of all or any part of the Premises from whatever cause, the taking of the Premises or any portion thereof by condemnation or otherwise, the prohibition, limitation or restriction of Tenant’s use of the Premises, any default on the part of Landlord, any latent or other defect in any of the Premises, the breach of any warranty of any seller or manufacturer of any of the Improvements or Severable Property, any violation of any provision of this Lease by Landlord, the bankruptcy, insolvency, reorganization, composition, readjustment, liquidation, dissolution or winding-up of, or other proceeding affecting Landlord, the exercise of any remedy, including foreclosure, under any mortgage or collateral assignment, any action with respect to this Lease (including the disaffirmance hereof) which may be taken by Landlord, any trustee, receiver or liquidator of Landlord or any court under the Federal Bankruptcy Code or otherwise, and market or economic changes, or interference with such use by any private Person, or by reason of any eviction by paramount title resulting by a claim from Landlord’s predecessor in title, or for any other cause whether similar or dissimilar to the foregoing, any present or future law to the contrary notwithstanding, it being the intention of the parties hereto that the rent and all other charges payable hereunder to or on behalf of Landlord shall continue to be payable in all events and the obligations of Tenant hereunder shall continue unaffected, unless the requirement to pay or perform the same shall be terminated pursuant to an express provision of this Lease.
(c)    The obligations of Tenant hereunder shall be separate and independent covenants and agreements. Tenant covenants and agrees that it will remain obligated under this Lease in accordance with its terms, and that Tenant will not take any action to terminate, rescind or avoid this Lease, notwithstanding the bankruptcy, insolvency, reorganization, composition, readjustment, liquidation, dissolution, winding-up or other proceeding affecting Landlord or any assignee of Landlord in any such proceeding and notwithstanding any action with respect to this Lease which may be taken by any trustee or receiver of Landlord or of any assignee of Landlord in any such proceeding or by any court in any such proceeding.
(d)    Except as otherwise expressly provided in this Lease, Tenant waives all rights now or hereafter conferred by law (i) to quit, terminate or surrender this Lease or the Premises or any part thereof or (ii) to any abatement, suspension, deferment or reduction of the rent, or any other sums payable hereunder to or on behalf of Landlord, regardless of whether such rights shall arise from any present or future constitution, statute or rule of law.
Section 5.02    Taxes and Assessments; Compliance with Law.
(a)    Tenant shall pay, as additional rent, prior to delinquency, the following (collectively, “Taxes”):
(i)    all taxes, assessments, levies, fees, water and sewer rents and charges and all other governmental charges (whether federal, state, county or municipal), general and special, ordinary and extraordinary, foreseen and unforeseen, which are, at any time prior to or during the Term imposed or levied upon or assessed by a taxing or management district or authorities presently existing or hereafter created against or which arise with respect to (A) the Premises, (B) any Basic Rent, additional rent or other sums payable hereunder, (C) this Lease or the leasehold estate hereby created or (D) the operation, possession or use of the Premises;
(ii)    all gross receipts or similar taxes (i.e., taxes based upon gross income which fail to take into account deductions with respect to depreciation, interest, taxes or ordinary and necessary business expenses, in each case relating to the Premises) imposed or levied upon, assessed against or measured by any Basic Rent, additional rent or other sums payable hereunder;
(iii)    all franchise, sales, value added, ad valorem, use and similar taxes at any time levied, assessed or payable on account of the leasing, operation, possession or use of the Premises; and
(iv)    all charges of utilities, communications and similar services serving the Premises.
Notwithstanding the foregoing, “Taxes”, as used herein, shall not include, and Tenant shall not be required to pay, any estate, inheritance, transfer, income, capital gains or similar tax of or on Landlord unless such tax is imposed, levied or assessed in substitution for any other tax, assessment, charge or levy which Tenant is required to pay pursuant to this Section 5.02(a); provided, however, that if, at any time during the Term, the method of taxation shall be such that there shall be assessed, levied, charged or imposed on Landlord a capital levy or other tax directly on the rents received therefrom (other than income tax), or upon the value of the Premises or any present or future improvement or improvements on the Premises, then all such levies and taxes or the part thereof so measured or based shall be included in the term “Taxes” and payable by Tenant, and Tenant shall pay and discharge the same as herein provided. Tenant will furnish to Landlord, promptly after request therefor, proof of payment of all items referred to above which are payable by Tenant. If any such assessment may legally be paid in installments, Tenant may pay such assessment in installments; in such event, Tenant shall be liable only for installments which become due and payable with respect to any tax period occurring in whole or in part during the Term hereof; provided, however, that all amounts referred to in this Section 5.02(a) for the fiscal or tax year in which the Term shall expire shall be apportioned so that Tenant shall pay those portions thereof which correspond with the portion of such year as are within the Term hereby demised.
(b)    Tenant shall comply with and cause the Premises to comply with and shall assume all obligations and liabilities with respect to the following:
(i)     all laws, ordinances and regulations and other governmental rules, orders and determinations presently in effect or hereafter enacted, made or issued, whether or not presently contemplated (collectively, “Legal Requirements”), as applied to the Premises or the ownership, operation, use or possession thereof, including maintaining an adequate number of vehicular parking spaces, and
(ii) all contracts, insurance policies (including to the extent necessary to prevent cancellation thereof and to insure full payment of any claims made under such policies), agreements, covenants, conditions and restrictions now or hereafter applicable to the Premises or the ownership, operation, use or possession thereof (other than covenants, conditions and restrictions imposed by Landlord subsequent to the date of this Lease without the consent of Tenant, not to be unreasonably withheld, conditioned or delayed), including all such Legal Requirements, contracts, agreements, covenants, conditions and restrictions which require structural, unforeseen or extraordinary changes; provided, however, that, with respect to any of the obligations of Tenant in clause (ii) above which are not now in existence, Tenant shall not be required to so comply unless Tenant is either a party thereto or has given its written consent thereto, or unless the same is occasioned by Legal Requirements or Tenant’s default (including any failure or omission by Tenant) under this Lease. Nothing in clause (ii) of the immediately preceding sentence or the following sentence shall modify the obligations of Tenant under Section 5.04 of this Lease.
(c)    On the date hereof and promptly after any future date on which the Taxes are increased by an applicable taxing authority, Tenant shall pay to Landlord that amount necessary to ensure there will be on deposit with Landlord an amount which when added to the Tax Escrow Payments (as defined herein) will result in there being an amount on deposit sufficient to pay the Taxes at least two (2) months prior to the due date thereof (“Initial Tax Escrow Payment”). Thereafter, Tenant shall, in addition to and concurrently with the payment of Basic Rent as required in Section 1.05 hereof, pay one-twelfth of the amount (as estimated by Landlord) of the annual Taxes (each such payment, a “Tax Escrow Payment” and together with the Initial Tax Escrow Payment hereinafter collectively referred to as the “Tax Escrow Payments”) next becoming due and payable with respect to the Premises. Tenant shall also pay to Landlord on demand therefor the amount by which the actual Taxes exceed the payment by Tenant required in this subsection. Notwithstanding anything to the contrary contained in this Lease, so long as Tenant shall have complied with its obligations under this Section 5.02(c), Landlord shall be solely liable for the application of the Tax Escrow Payments to the actual payment of Taxes as and when the same become due. Any excess Tax Escrow Payments remaining at the expiration of the Term shall be refunded to Tenant; provided, however, in the event there shall be an uncured Event of Default at the expiration of the Term, only that portion of any Tax Escrow Payments remaining that are in excess of any liability of Tenant for such uncured Event of Default, if any, shall be refunded to Tenant.
Section 5.03    Liens. Tenant will remove and discharge any charge, lien, security interest or encumbrance upon the Premises or upon any Basic Rent, additional rent or other sums payable hereunder which arises for any reason, including all liens which arise out of the possession, use, occupancy, construction, repair or rebuilding of the Premises or by reason of labor or materials furnished to Tenant or for the Premises, but not including (i) the Permitted Exceptions, (ii) this Lease and any assignment hereof or any sublease permitted hereunder, (iii) any mortgage, charge, lien, security interest or encumbrance created or caused by or through Landlord or its agents, employees or representatives without the consent of Tenant, and (iv) any liens, charges, security interests or encumbrances granted by Tenant against any Severable Property. Tenant may provide a bond or other security reasonably acceptable to Landlord (but in no event greater in amount than the amount of such encumbrance) to remove or pay all costs associated with the removal of any such lien, provided the conditions of Section 5.05 shall be satisfied. Nothing contained in this Lease shall be construed as constituting the consent or request of Landlord, express or implied, to or for the performance (on behalf of or for the benefit of Landlord) by any contractor, laborer, materialman or vendor, of any labor or services or for the furnishing of any materials for any construction, alteration, addition, repair or demolition of or to the Premises or any part thereof. NOTICE IS HEREBY GIVEN THAT LANDLORD WILL NOT BE LIABLE FOR ANY LABOR, SERVICES OR MATERIALS FURNISHED OR TO BE FURNISHED TO TENANT, OR TO ANYONE HOLDING AN INTEREST IN THE PREMISES OR ANY PART THEREOF THROUGH OR UNDER TENANT, AND THAT NO MECHANIC’S OR OTHER LIENS FOR ANY SUCH LABOR, SERVICES OR MATERIALS SHALL ATTACH TO OR AFFECT THE INTEREST OF LANDLORD IN AND TO THE PREMISES UNLESS BY OR THROUGH LANDLORD OR ITS AGENTS, EMPLOYEES OR REPRESENTATIVES.

Section 5.04    Indemnification.
(a)    Except for the gross negligence or willful misconduct of any Indemnified Party (as defined herein), Tenant shall defend all actions against Landlord and any partner, officer, director, member, employee or shareholder of the foregoing (collectively, “Indemnified Parties”), with respect to, and shall pay, protect, indemnify and save harmless the Indemnified Parties from and against, any and all liabilities, losses, damages, costs, expenses (including reasonable attorneys’ fees and expenses), causes of action, suits, claims, demands or judgments of any nature arising from (i) injury to or death of any person, or damage to or loss of property, on or about the Premises that occurred during the Term or connected with the use, condition or occupancy of the Premises, (ii) default by Tenant under this Lease, (iii) use, act or omission of Tenant or its agents, contractors, licensees, subtenants or invitees, (iv) contest referred to in Section 5.05 of this Lease, and (v) liens against the Premises in violation of Section 5.03 of this Lease, to the extent that the foregoing does not arise from any Indemnified Party’s negligence or intentional misconduct. The obligations of Tenant under this Section 5.04 shall survive any termination, expiration, rejection in bankruptcy, or assumption in bankruptcy of this Lease.
(b)    The rights and obligations of Landlord and Tenant with respect to claims by Landlord against Tenant brought pursuant to this Section 5.04 and Section 5.06 shall be subject to the following conditions:
(i)    If Landlord receives notice of the assertion of any claim for which it intends to seek indemnification under this Section 5.04 or Section 5.06, Landlord shall promptly provide written notice of such assertion to Tenant; provided that failure of Landlord to give Tenant prompt notice as provided herein shall not relieve Tenant of any of its obligations hereunder, except to the extent the Tenant is prejudiced by such failure. The notice shall describe in reasonable detail the nature of the claim and the basis for an indemnification claim under Section 5.04 or Section 5.06, and shall be accompanied by all papers and documents which have been served upon Landlord and such other documents and information as may be appropriate to an understanding of such claim and the liability of Tenant to indemnify Landlord hereunder. Except as required by law, the Landlord shall not answer or otherwise respond to such claim or take any other action which may prejudice the defense thereof unless and until Tenant has been given the opportunity to assume the defense thereof as required by this Section 5.04 and refused to do so.
(ii)    Upon receipt of an indemnification notice under this Section 5.04, the Tenant shall have the right, but not the obligation, to promptly assume and take exclusive control of the defense, negotiation and/or settlement of such claim with counsel selected by Tenant and approved by Landlord; provided, however, that if either Landlord or Tenant determines the representation of both parties by Tenant would be inappropriate due to actual or potential conflict of interests between them, then Tenant shall not be obligated to assume such defense on behalf of Landlord, but such conflict shall not lessen Tenant’s indemnity and hold harmless obligations hereunder. In the event of a conflict of interest or dispute or during the continuance of an Event of Default, Landlord shall have the right to select counsel, and the reasonable cost of such counsel shall be paid by Tenant. The parties acknowledge that, with respect to claims for which insurance is available, the rights of the parties to select counsel for the defense of such claims shall be subject to such approval rights as the insurance company providing coverage may have.

(iii)    The party controlling the defense of a claim shall keep the other party reasonably informed at all stages of the defense of such claim. The party not controlling the defense of any claim shall have the right, at its sole cost and expense, to participate in, but not control, the defense of any such claim. Each party shall reasonably cooperate with the other in the defense, negotiation and/or settlement of any such claim. In connection with any defense of a claim undertaken by Tenant, Landlord shall provide Tenant, and its counsel, accountants and other representatives, with reasonable access to relevant books and records and make available such personnel of Landlord as Tenant may reasonably request.
Section 5.05    Permitted Contests. Tenant, at its expense, may contest, by appropriate legal proceedings conducted in good faith and with due diligence, any Legal Requirements with which Tenant is required to comply pursuant to Section 5.02(b) or any Environmental Law under Section 5.06, or the amount or validity or application, in whole or in part, of any tax, assessment or charge which Tenant is obligated to pay or any lien, encumbrance or charge not permitted by Sections 5.02(a), 5.03 and 6.01, provided that unless Tenant has already paid such tax, assessment or charge, such contest may be undertaken by Tenant only in compliance with the following conditions: (i) the commencement of such proceedings shall suspend the enforcement or collection thereof against or from Landlord and against or from the Premises, (ii) neither the Premises nor any rent therefrom nor any part thereof or interest therein would be in any danger of being sold, forfeited, attached or lost, (iii) Tenant shall have furnished such security, if any, as may be required in the proceedings and as may be reasonably required by Landlord, and (iv) if such contest be finally resolved against Tenant, Tenant shall promptly pay the amount required to be paid, together with all charges, fees and penalties accrued thereon. So long as no Event of Default has occurred and is continuing, Landlord, at Tenant’s expense, shall execute and deliver to Tenant such authorizations and other documents as reasonably may be required in any such contest. Tenant shall indemnify and hold Landlord harmless against any cost or expense of any kind that may be imposed upon Landlord in connection with any such contest and any loss resulting therefrom. Notwithstanding any other provision of this Lease to the contrary, Tenant shall not be in default hereunder in respect to the compliance with any Legal Requirements with which Tenant is obligated to comply pursuant to Section 5.02(b), any Environmental Law under Section 5.06, or in respect to the payment of any tax, assessment or charge which Tenant is obligated to pay or any lien, encumbrance or charge not permitted by Sections 5.02(a), 5.03 and 6.01 which Tenant is in good faith contesting.
Section 5.06    Environmental Compliance.
(a)    For purposes of this Lease:
(i)    the term “Environmental Laws” shall mean and include the Resource Conservation and Recovery Act, as amended by the Hazardous and Solid Waste Amendments of 1984, the Comprehensive Environmental Response, Compensation and Liability Act, the Hazardous Materials Transportation Act, the Toxic Substances Control Act, the Federal Insecticide, Fungicide and Rodenticide Act and all applicable federal, state and local environmental laws, ordinances, rules, requirements, regulations and publications, as any of the foregoing may have been or may be from time to time amended, supplemented or supplanted and any and all other federal, state or local laws, ordinances, rules, requirements, regulations and publications, now or hereafter existing, relating to (i) the preservation or regulation of the public health, safety, welfare or environment, (ii) the regulation or control of toxic or hazardous substances or materials, or (iii) any wrongful death, personal injury or property damage that is caused by or related to the presence, growth, proliferation, reproduction, dispersal, or contact with any biological organism or portion thereof (living or dead), including molds or other fungi, bacteria or other microorganisms or any etiologic agents or materials; and
(ii)    the term “Regulated Substance” shall mean and include any, each and all substances, biological and etiologic agents or materials now or hereafter regulated pursuant to any Environmental Laws, including any such substance, biological or etiological agent or material now or hereafter defined as or deemed to be a “regulated substance,” “pesticide,” “hazardous substance” or “hazardous waste” or included in any similar or like classification or categorization thereunder, petroleum or petroleum by-products, and asbestos and asbestos-containing materials.
(b)    Tenant shall:
(i)    not cause or permit any Regulated Substance to be placed, held, located, released, transported or disposed of on, under, at or from the Premises except in full compliance with Environmental Laws;
(ii)    contain at or remove from the Premises, or perform any other necessary remedial action regarding, any Regulated Substance in any way affecting the Premises if, as and when such containment, removal or other remedial action is either (1) required under any Environmental Laws or (2) whether or not so required, such Regulated Substance in any way materially adversely affects the Premises, and, upon reasonable request of Landlord after consultation with Tenant (which request may be given only if Landlord has received information such that it reasonably believes that environmental contamination exists which may violate Environmental Laws or have a material adverse effect on the Premises), shall arrange a Site Assessment (as such term is defined in Section 5.06(c)), or such other or further testing or actions as may be required by Environmental Laws or as may be mutually agreed to by Landlord and Tenant, to be conducted at the Premises by qualified companies retained by Tenant specializing in environmental matters and reasonably satisfactory to Landlord in order to ascertain compliance with all Environmental Laws and the requirements of this Lease, all of the foregoing to be at Tenant’s sole cost and expense;
(iii)    provide Landlord with written notice (and a copy as may be applicable) of any of the following within ten (l0) days of receipt thereof: (A) Tenant’s obtaining knowledge or notice of any kind of the material presence, or any actual or threatened release, of any Regulated Substance in any way materially adversely affecting the Premises; (B) Tenant’s receipt or submission, or Tenant’s obtaining knowledge or notice of any kind, of any report, citation, notice or other communication from or to any federal, state or local governmental or quasi-governmental authority regarding any Regulated Substance in any way materially adversely affecting the Premises; or (C) Tenant’s obtaining knowledge or notice of any kind of the incurrence of any cost or expense by any federal, state or local governmental or quasi governmental authority or any private party in connection with the assessment, monitoring, containment, removal or remediation of any kind of any Regulated Substance, or of the filing or recording of any lien on the Premises or any portion thereof in connection with any such action or Regulated Substance; and

(iv)    in addition to the requirements of Section 5.04 hereof, defend all actions against the Indemnified Parties and pay, protect, indemnify and save harmless the Indemnified Parties from and against any and all liabilities, losses, damages, costs, expenses (including reasonable attorneys’ fees and expenses), causes of action, suits, claims, demands or judgments of any nature relating to any Environmental Laws, Regulated Substances or other environmental matters as all pertain to the Premises, except to the extent caused by or through the grossly negligent conduct or willful misconduct of Landlord, Mortgagee, or their respective agents, employees or representatives. The indemnity contained in this Section 5.06 shall survive the expiration or earlier termination of this Lease, unless at the time of or after such expiration or earlier termination of this Lease, Tenant provides Landlord a Site Assessment acceptable to Landlord showing the Premises to be (1) free of all Regulated Substances except those placed on the Premises by Landlord, Mortgagee, or their agents, employees or representatives, and (2) not in violation of Environmental Laws and that there exists no condition which could result in any violations of Environmental Laws.
(c)    Upon reasonable cause and three (3) business days prior written notice from Landlord, Tenant shall permit such reasonably qualified persons as Landlord may designate (“Site Reviewers”) to visit the Premises during reasonable times during normal business hours and perform reasonable environmental site investigations and assessments (“Site Assessments”) on the Premises for the purpose of determining whether there exists on, under or at the Premises any Regulated Substance or violation of Environmental Laws or any condition which could result in any violations of Environmental Laws. Such Site Assessments may include both above and below the ground environmental testing for violations of Environmental Laws and such other tests as may be necessary, in the reasonable opinion of the Site Reviewers, to conduct the Site Assessments. Tenant shall supply to the Site Reviewers such historical and operational information regarding the Premises as may be reasonably requested by the Site Reviewers to facilitate the Site Assessments and shall make available for meetings with the Site Reviewers appropriate personnel having knowledge of such matters. The cost of performing and reporting a Site Assessment under this subsection shall be paid by Landlord, unless the Site Assessment indicates that there exists on, under or at the Premises any Regulated Substance in material violation of Environmental Laws or a material violation of Environmental Laws, in which case the cost of performing and reporting a Site Assessment under this subsection shall be paid by Tenant.
(d)    If any violation of Environmental Laws occurs or is found to exist or if Tenant is otherwise required under the provisions of this Section 5.06 to perform remediation or undertake any other response action, and, in Landlord’s reasonable judgment based upon the written bids of reputable environmental professionals, the cost of remediation of, or other response action with respect to, the same is likely to exceed $100,000, Tenant shall provide to Landlord, within ten (10) days after Landlord’s request therefor, adequate financial assurances that Tenant will effect such remediation or other response action in accordance with applicable Environmental Laws and the requirements of this Lease. Such financial assurances shall be a bond or letter of credit reasonably satisfactory to Landlord in form and substance and in an amount equal to one hundred fifty percent (150%) of Landlord’s reasonable estimate of the anticipated cost of such remedial or other response action, based upon a Site Assessment performed pursuant to Section 5.06(c). Notwithstanding any other provision of this Lease, if a violation of Environmental Laws occurs or is found to exist and the Term would otherwise terminate or expire, and the Premises cannot be rented to another Tenant on commercially reasonable terms during the remedial or other response action, then, at the option of Landlord, the Term shall be automatically extended beyond the date of termination or expiration and this Lease shall remain in full force and effect beyond such date until the earlier to occur of (i) the completion of all remedial or other response action in accordance with applicable Environmental Laws, or (ii) the date specified in a written notice from Landlord to Tenant terminating this Lease.
(e)    If Tenant fails to correct any violation of Environmental Laws which occurs or is found to exist or fails to undertake and complete any other remediation or response action required under the provisions of this Section 5.06, Landlord shall have the right (but no obligation) to take any and all actions as Landlord shall reasonably deem necessary or advisable in order to cure such violation of Environmental Laws or complete such remediation or other response action, and in such event all reasonable expenses incurred by Landlord in connection therewith (including attorneys’ fees and expenses) shall constitute additional rent under this Lease and shall be paid by Tenant to Landlord upon demand, together with an additional charge calculated at the rate of fifteen percent (15%) per annum until paid.
(f)    All future leases, subleases or use agreements permitted by this Lease relating to the Premises entered into by Tenant shall contain covenants of the other party not to at any time (i) cause any violation of Environmental Laws to occur or (ii) permit any Person occupying the Premises through such an agreement to cause any violation of Environmental Laws to occur.
ARTICLE VI
Section 6.01    Condemnation and Casualty.
(a)    General Provisions. Except as otherwise provided in this Section 6.01, Tenant hereby irrevocably assigns to Landlord any award, compensation or insurance payment to which Tenant may become entitled by reason of Tenant’s interest in the Premises (i) if the use, occupancy or title of the Premises or any part thereof is taken, requisitioned or sold in, by or on account of any actual or threatened eminent domain proceeding or other action by any Person having the power of eminent domain (“Condemnation”) or (ii) if the Premises or any part thereof is damaged or destroyed by fire, flood or other casualty (“Casualty”). All awards, compensations and insurance payments on account of any Condemnation or Casualty are herein collectively called “Compensation”. Landlord shall be entitled to any and all Compensation which may be paid or made in connection with a Condemnation or Casualty, and Tenant shall have no claim against Landlord for the value of any unexpired portion of this Lease. Tenant may not unilaterally negotiate, prosecute or adjust any claim for Compensation unless Tenant has obtained Landlord’s prior written consent. Notwithstanding the foregoing, if permissible under Legal Requirements, any separate Compensation for Tenant’s moving and relocation expenses, its anticipated loss of business profits, or its loss of Tenant’s Improvements, as defined below, in connection with a Condemnation or in connection with Tenant’s insurance under Section 6.02, may be paid directly to and shall be retained by Tenant (and shall not be deemed to be Compensation), and Tenant shall have no obligation to deliver any such funds to Landlord, provided that, in the case of a Condemnation, Tenant’s claims may not reduce Landlord’s award. All Compensation shall be applied pursuant to this Section 6.01(a).
(b)    Substantial Condemnation during the Term. If a final, non-appealable judgment of Condemnation shall be rendered or if Landlord shall grant a deed or other instrument in lieu of such taking by eminent domain or condemnation which, in either case, affects all or a substantial portion of the Premises and shall render the Improvements permanently untenantable for Tenant’s use and occupancy in Tenant’s business, then Tenant may, not later than sixty (60) days after a determination has been made as to when possession of the Premises must be delivered with respect to such Condemnation (the “Delivery Date”), deliver to Landlord (i) notice of its intention to terminate this Lease on a rental payment date which occurs no more than sixty (60) days prior to the Delivery Date (the “Condemnation Termination Date”), (ii) a certificate of an authorized officer of Tenant describing the event giving rise to such termination and stating that such Condemnation has rendered the Improvements permanently untenantable for Tenant’s use and occupancy in Tenant’s business, and (iii) payment of all Basic Rent, additional rent and other sums then due and payable hereunder to and including the Condemnation Termination Date, in which case this Lease shall terminate on the Condemnation Termination Date, except with respect to obligations and liabilities of Tenant hereunder, actual or contingent, which have accrued on or prior to the Condemnation Termination Date and those which by the provisions of this Lease expressly survive the expiration of the Term. If a final, non-appealable judgment of Condemnation shall be rendered or if Landlord shall grant a deed or other instrument in lieu of such taking by eminent domain or condemnation which, in either case, affects all or a substantial portion of the Premises, Landlord shall have the option, upon ninety (90) days’ written notice to Tenant, to terminate this Lease effective as of the Delivery Date and, in this event, rent shall be apportioned, and the Lease shall terminate, as of the Delivery Date, except with respect to Lease obligations and liabilities of Tenant, actual or contingent, which have accrued on or prior to the Delivery Date and those which by the provisions of this Lease expressly survive the expiration of the Term.
(c)    Substantial Casualty during the Last Two Years of the Term. If an insured Casualty shall occur with respect to all or a substantial portion of the Improvements during the last two (2) years of the Term and shall, in the reasonable opinion of a reputable contractor or architect designated by Landlord, render the Improvements untenantable for Tenant’s use and occupancy in Tenant’s business for a period of greater than one hundred eighty (180) days, then Tenant may, not later than sixty (60) days after such Casualty, deliver to Landlord (i) notice of its intention to terminate this Lease on the next rental payment date which occurs not less than sixty (60) days after the delivery of such notice (the “Casualty Termination Date”), (ii) a certificate of an authorized officer of Tenant describing the event giving rise to such termination and stating that such Casualty has rendered the Improvements permanently untenantable for Tenant’s use and occupancy in Tenant’s business, (iii) documentation to the effect that termination of this Lease will not be in violation of any agreement then in effect with which Tenant is obligated to comply pursuant to this Lease, and (iv) payment of all Basic Rent, additional rent and other sums then due and payable hereunder to and including the Casualty Termination Date, in which case this Lease shall terminate on the Casualty Termination Date, except with respect to obligations and liabilities of Tenant hereunder, actual or contingent, which have accrued on or prior to the Casualty Termination Date and those which by the provisions of this Lease expressly survive the expiration of the Term.
(d)    Less Than Substantial Condemnation or any Casualty. Tenant shall give prompt notice to Landlord of any damage to the Premises resulting from a Casualty. If, after a Condemnation or Casualty, Landlord or Tenant, as applicable, does not give, or does not have the right to give, notice of its intention to terminate this Lease, then this Lease shall continue in full force and effect and Landlord shall restore the Premises to substantially the same condition as existed prior to the Casualty or, in the case of Condemnation, as nearly as practicable to the same condition, except, in either case, for modifications (a) required by zoning and building codes or other Legal Requirements, (b) by the holder of a mortgage on the Premises, or (c) agreed to by Landlord and Tenant. Notwithstanding the foregoing, Landlord shall not be obligated to restore any of Tenant’s fixtures, machinery, furniture, inventory, equipment or personal property, including any Severable

Property (collectively, “Tenant’s Improvements”). Landlord’s restoration obligations shall be subject to reasonable delays for insurance adjustment (if applicable), matters beyond Landlord’s reasonable control, and the terms of this Article VI. Other than as specifically stated in Section 6.01, Landlord shall not be liable for any inconvenience or annoyance to Tenant or its visitors, or injury to Tenant’s business resulting in any way from a Casualty or Condemnation or the repair thereof.
(e)    Casualty - Option Not to Rebuild. Notwithstanding anything contained to the contrary in this Lease, Landlord may elect not to rebuild and/or restore the Premises and/or Improvements, and instead may terminate this Lease, by notifying Tenant in writing of such termination within sixty (60) days after the date of discovery of the damage, such notice to include a termination date giving Tenant no less than ninety (90) days to vacate the Premises, but Landlord may so elect only if the Improvements shall be damaged by fire or other Casualty or cause and one or more of the following conditions is present: (i) in Landlord’s reasonable judgment, repairs cannot reasonably be completed within two hundred seventy (270) days after the date of discovery of the damage (when such repairs are made without the payment of overtime or other premiums); (ii) the holder of any mortgage on the Premises, any ground lessor with respect to the Improvements or Premises, or other party entitled to the insurance proceeds fails to make such proceeds available to Landlord in an amount sufficient for restoration of the Premises (or shall terminate the ground lease, as the case may be); (iii) the insurance proceeds receivable by Landlord are insufficient to cover the cost of Landlord’s restoration obligations; (iv) Landlord decides to rebuild the Premises and/or Improvements so that they will be substantially different structurally or architecturally; or (v) the damage occurs during the last twelve (12) months of the Term.
(f)    Notwithstanding anything to the contrary in this Lease, all of the foregoing provisions of this Section 6.01 shall be subject and subordinate to any provisions to the contrary contained in any subordination, non-disturbance and attornment agreement between Tenant and any applicable Mortgagee.
Section 6.02    Tenant’s Insurance.
(a)Tenant will maintain insurance on the Premises of the following character throughout the Term of the Lease:
(i)    Insurance (on an occurrence basis) against all risks of direct physical loss (“Causes of Loss - Special Form”), including loss by fire, lightning, flooding (if the Premises are in a flood zone), earthquakes (if the Premises are in an earthquake zone), and other risks which at the time are included under “extended coverage” endorsements, on ISO form CP1030, or its equivalent, in amounts sufficient to prevent Landlord and Tenant from becoming a coinsurer of any loss but in any event in amounts not less than 100% of the actual replacement cost of all of its machinery, equipment, furniture, inventory, fixtures, and personal property, including property under the case, custody or control of Tenant (“Tenant’s Insurable Property”) and with deductibles of not more than $100,000 per occurrence. The insurance required herein shall, among other things, provide coverage for water damage of any type, including sprinkler leakage, bursting of pipes, etc., damage to alterations, inventory, furniture, furnishings, trade or business fixtures, decorations, computers or electronics, cabling and equipment. It is understood by Tenant that Landlord will not carry insurance on, or be responsible for, any losses associated with Tenant’s property;

(ii)    Commercial general liability insurance (on an occurrence basis), on ISO form CG 0001, or its equivalent or a form otherwise acceptable to Owner, against claims for bodily injury, death or property damage occurring on, in or about the Premises in the minimum amounts of $1,000,000 per occurrence, $2,000,000 in the annual aggregate and $2,000,000 for products completed operations coverage, and such policy shall also include coverage for elevators/escalators (if any), contractual liability will be provided as broad as that which is provided by the Commercial General Liability coverage form. for all insured contracts and Products/Completed Operations Liability coverage which shall be maintained for not less than the greater period under which a claim may be properly asserted under the applicable statute of limitations or statute of repose and issued on a per occurrence basis during the policy term. Such policy shall include deductibles/retentions of not more than $500,000 per occurrence;
(iii)    Rent loss insurance or business interruption insurance in an amount sufficient to cover loss of rents from the Premises pursuant to this Lease for a period of at least twelve (12) months (including a 180-day extended period of indemnity), with endorsements to cover interruption of utilities outside of the Premises;
(iv)    Worker’s compensation insurance to the extent required by the law of the state in which the Premises are located;
(v)    Employers’ Liability insurance covering all persons employed by Tenant in the amount of $1,000,000 per accident, $1,000,000 per illness, per employee, and $1,000,000 per illness, in the aggregate. Landlord reserves the right to have evidence shown that any self-insurance program has been accepted by the state in which the Premises are located;
(vi)    Business Automobile Liability Insurance (including Owned – if any; Non-Owned and Hired Automobile Liability) in an amount of $1,000,000 Auto Liability limit each accident;
(vii)    Excess/Umbrella Liability in an amount of not less than $5,000,000 on a per location basis which includes Follow Form coverage for Commercial General Liability, Business Automobile Liability and Employers’ Liability coverages. Such Excess/Umbrella Liability policy shall be endorsed to provide that such insurance shall be primary to, and non-contributory with, any other insurance on which Landlord and the Additional Insureds are an insured, whether such other insurance is primary, excess, self-insurance, or insurance on any other basis. This endorsement shall cause the Tenant’s Excess/Umbrella Liability coverage to be vertically exhausted, whereby such coverage is not subject to any “Other Insurance” provision under Tenant’s Commercial General Liability or Umbrella/Excess Liability policies. Provided, that a Tenant policy that provides blanket Primary and Non-Contributory and Additional Insured provisions to third parties under a written contract or agreement satisfies the foregoing. Such policy shall be maintained for not less than the greater period under which a claim may be properly asserted under the applicable statute of limitations or statute of repose;
(viii)    During any period in which substantial alterations at such Premises are being undertaken, builder’s risk insurance covering the total completed value, including all hard and soft costs (which shall include business interruption coverage) with respect to the

Improvements being constructed, altered or repaired (on a completed value, non-reporting basis), replacement cost of work performed and equipment, supplies and materials furnished in connection with such construction, alteration or repair of Improvements or Equipment, together with such other endorsements as Landlord may reasonably require, and general liability, worker’s compensation and automobile liability insurance with respect to the Improvements being constructed, altered or repaired, in such form and in such amounts as Landlord may reasonably require. Such policies shall name Landlord and Mortgagee as named insured, mortgagee, additional insureds and/or loss payees with respect to such Premises, as applicable. If applicable, the policy must include ISO endorsement CG 24 17 10/01-Contractual Liability-Railroads, or its equivalent and must not contain any exclusion for work or operations within fifty (50) feet of a railroad, light rail, subway or similar tracked conveyance; and
(ix)    Such other insurance in such kinds and amounts, with such deductibles and against such risks, as Mortgagee may reasonably require or as is commonly obtained in the case of property similar in use to the Premises and located in the state in which the Premises are located by prudent owners of such property.
GL, Auto, and Umbrella insurance shall be primary and non-contributory to any insurance carried by Landlord and Additional Insureds and written by companies authorized to do business in the state where the Premises are located and carrying a claims paying ability rating of at least A: XII by A.M. Best or A- by Standard and Poor’s, as applicable, and with the exception of workers’ compensation insurance, shall name Landlord, Mortgagee, Indemnified Parties, Landlord’s property manager and any other party identified by Landlord in writing from time to time, as additional insureds (collectively, the “Additional Insureds”) on a primary and non-contributory basis.
(b)    Every policy referred to in subsection 6.02(a) shall provide that it will not be cancelled or amended except after thirty (30) days’ written notice to Landlord and the Mortgagee and that it shall not be invalidated by any act or negligence of Landlord, Tenant or any Person having an interest in the Premises, nor by occupancy or use of the Premises for purposes more hazardous than permitted by such policy, nor by any foreclosure or other proceedings relating to the Premises, nor by change in title to or ownership of the Premises and every such policy shall include a waiver of subrogation in favor of Landlord and Additional Insureds.
(c)    Tenant shall deliver to Landlord certificates of insurance, in form and content satisfactory to Landlord, evidencing the existence of all insurance which is required to be maintained by Tenant hereunder and payment of all premiums therefor, such delivery to be made (i) upon Tenant’s execution and delivery of the Lease and (ii) prior to the expiration of any such insurance. Tenant shall deliver all policies to Landlord upon request.
(d)    Tenant shall not obtain or carry separate insurance concurrent in form or contributing in the event of loss with that required by this Section 6.02 unless Landlord and Additional Insureds are named as additional insureds therein and unless there is a mortgagee endorsement in favor of Mortgagee with loss payable as provided herein. Tenant shall immediately notify Landlord whenever any such separate insurance is obtained and shall deliver to Landlord the policies or certificates evidencing the same. Any insurance required hereunder may be provided under blanket policies, provided that the Premises are specified therein.

(e)    If an Event of Default shall occur, upon the request of Landlord, and provided Mortgagee shall so require, Tenant shall, in addition to and concurrently with the payment of Basic Rent as required in Section 1.05 hereof, pay one-twelfth of the amount (as estimated by Landlord, as applicable) of the annual premiums for insurance (collectively, the “Insurance Escrow Payments”) required under this Section 6.02 next becoming due and payable with respect to the Premises. Tenant shall also pay to Landlord on demand therefor the amount by which the actual insurance premiums exceed the payment by Tenant required in this subsection.
(f)    The requirements of this Section 6.02 shall not be construed to negate or modify Tenant’s obligations under Section 5.04.
(g)    Subject to exceptions and standards approved in writing from time to time by Landlord, Tenant shall use commercially reasonable efforts to contractually require of all contractors, subcontractors, service providers and vendors who perform work or services to the Premises to, at their own expense, maintain insurance coverages equivalent to those standard in the industry but in no event less than the primary general liability and workers’ compensation limits required for Tenant herein. Each contractor, subcontractor, service provider, and vendor shall be required to include the same Additional Insureds, primary and non-contributory, waiver of subrogation, and certificates of insurance requirements as required of Tenant herein. Upon request from Landlord, Tenant shall provide, at its sole expense, all contracts and accompanying certificates of insurance, endorsements and policy forms related to any work or services to the Premises to Landlord. Tenant will cause such coverage to be maintained for not less than the greater period under which a claim may be properly asserted under the applicable statute of limitations or repose.
(h)     Tenant shall be solely responsible for all costs, including premiums, deductibles, and self-insured retentions, associated with the insurance required under Section 6.02 of this Agreement.
Section 6.03    Landlord’s Insurance. Landlord shall maintain its usual (i) liability insurance, (ii) pollution insurance, and (iii) property insurance to insure all Improvements (with the exception of Tenant’s Insurable Property) in an amount equivalent to the full replacement value thereof against perils customarily covered including but not limited to windstorms, named windstorm hail, explosion, vandalism, malicious mischief, flood, earthquake, civil commotion, equipment breakdown, loss of rents and (vi) such other coverage as Landlord may deem appropriate or necessary (collectively, “Landlord’s Insurance”) and Landlord agrees that any property policy of insurance shall contain a waiver of subrogation clause as to Tenant and Tenant's employees. All costs, premiums, deductibles, and retentions due for Landlord’s Insurance, and any consulting fees incurred to procure and maintain such coverage, shall be additional rent.
ARTICLE VII
Section 7.01    Conditional Limitations; Default Provisions.
(a)    Any of the following occurrences or acts shall constitute an Event of Default under this Lease:
(i)    If Tenant shall (1) fail to pay any Basic Rent, recurring additional rent or other recurring sum when due or (2) fail to observe or perform any other provision hereof not otherwise specifically described in this Section 7.01(a) and such non-monetary failure shall continue for thirty (30) days after written notice to Tenant of such failure (provided that, in the case of any such failure which cannot be cured by the payment of money and cannot with diligence be cured within such thirty (30) day period, if Tenant shall commence promptly to cure the same and thereafter prosecute the curing thereof with diligence, the time within which such failure may be cured shall be extended for such period not to exceed ninety (90) days as is necessary to complete the curing thereof with diligence);
(ii)    If any representation or warranty of Tenant set forth in this Lease or any certificate provided by Tenant pursuant to this Lease, shall prove to be incorrect in any material respect as of the time when the same shall have been made;
(iii)    If Tenant shall file a petition in bankruptcy or for reorganization or for an arrangement pursuant to any federal or state law or shall be adjudicated a bankrupt or become insolvent or shall make an assignment for the benefit of creditors, or if a petition proposing the adjudication of Tenant as a bankrupt or its reorganization pursuant to any federal or state bankruptcy law or any similar federal or state law shall be filed in any court and Tenant shall consent to or acquiesce in the filing thereof or such petition shall not be discharged or denied within ninety (90) days after the filing thereof;
(iv)    If a receiver, trustee or conservator of Tenant, or of all or substantially all of the assets of Tenant, or of the Premises or Tenant’s estate therein shall be appointed in any proceeding brought by Tenant, or if any such receiver, trustee or conservator shall be appointed in any proceeding brought against Tenant and shall not be discharged within ninety (90) days after such appointment, or if Tenant shall consent to or acquiesce in such appointment;
(v)    If the Premises shall have been abandoned for a period of twenty (20) consecutive days;
(vi)    If a Letter of Credit has been posted as the Security Deposit or other security hereunder, and the issuer of the Letter of Credit cancels, terminates or refuses to honor it, and Tenant shall fail to renew the Letter of Credit within thirty (30) days or shall fail to post a cash equivalent amount of the Letter of Credit or a replacement letter of credit within fifteen (15) days after notice of such cancellation, termination or refusal;
(vii)    If a monetary Event of Default occurs under this Lease three (3) times within any consecutive twelve (12) month period, irrespective of whether or not such monetary Event of Default is cured;
(viii)    If Tenant assigns this Lease or sublets the Premises without Landlord’s consent in violation of Section 4.01 hereof or without complying with the express terms of Section 4.03 hereof;
(ix)    If any breach occurs under Section 5.06 hereof;
(x)    If Tenant fails to deliver any financial statements or reports required to be delivered under this Lease, provided that if the failure continues for less than thirty (30) days after written notice to Tenant of such failure, Tenant may cure such Event of Default by delivering such financial statements and reports within thirty (30) days after the same are due and paying Landlord $100 per week that the financial statements are due, which shall be Landlord’s sole remedy so long as (1) the financial statements and reports are delivered within such thirty (30) day period, and (2) Tenant has not failed to deliver such financial statement or reports for any other period within the immediately preceding twelve (12) month period, irrespective of whether or not such Event of Default is cured,
(xi)    If any breach pursuant to a Mortgage occurs due to the acts or omissions of Tenant or its respective Affiliates, employees, contractors, or sublessees, and
(b)    If an Event of Default shall have happened and be continuing, Landlord shall have the right to give Tenant notice of Landlord’s termination of the Term. Upon the giving of such notice, the Term and the estate hereby granted shall expire and terminate on such date as fully and completely and with the same effect as if such date were the date herein fixed for the expiration of the Term, and all rights of Tenant hereunder shall expire and terminate, but Tenant shall remain liable as hereinafter provided.
(c)    If an Event of Default shall have happened and be continuing, Landlord shall have the immediate right, whether or not the Term shall have been terminated pursuant to subsection 7.01(b), to reenter and repossess the Premises and the right to remove all persons and property (subject to Section 3.02) therefrom by summary proceedings, ejectment or any other legal action or in any lawful manner Landlord determines to be necessary or desirable. Landlord shall be under no liability by reason of any such reentry, repossession or removal. No such reentry, repossession or removal shall be construed as an election by Landlord to terminate the Term unless a notice of such termination is given to Tenant pursuant to subsection 7.0l(b) or unless such termination is decreed by a court.
(d)    At any time or from time to time after a reentry, repossession or removal pursuant to subsection 7.0l(c), whether or not the Term shall have been terminated pursuant to subsection 7.0l(b), Landlord may relet the Premises for the account of Tenant, in the name of Tenant or Landlord or otherwise. Landlord may collect any rents payable by reason of such reletting. Landlord shall not be liable for any failure to relet the Premises or for any failure to collect any rent due upon any such reletting. To the extent required by applicable Legal Requirements, Landlord agrees to make reasonable efforts to mitigate its damages under this Lease in the event Tenant actually vacates or advises Landlord that it is, as of a specified date, to vacate the Premises. The phrase “reasonable efforts,” as it relates to Landlord’s duty to attempt to relet the Premises, shall require Landlord to do only the following: (i) notify Landlord’s management company, if any, in writing of the availability of the Premises for reletting and authorize same to advertise as appropriate, (ii) post Landlord’s leasing contact telephone number in an appropriate area of the Premises, and (iii) show the Premises to any prospective Tenant interested in the Premises and to any prospective Tenant specifically referred to Landlord by Tenant. Under any requirement of Landlord to use reasonable efforts as described herein, (A) Landlord shall not be required to relet the Premises ahead of any other properties in the same market not producing any income to Landlord; (B) Landlord shall be entitled to consider tenant quality, tenant-mix, the financial condition of any prospective tenant, the nature of the Premises, the proposed use of the Premises by any prospective tenant, and any rights of existing subtenants located in the Premises, in making any leasing decision without being deemed to have violated its mitigation requirement hereunder; and (C) under any new lease entered into by Landlord, Landlord may relet all or any portion of the Premises to create an appropriate block of space for a new tenant, may relet for a greater or lesser term than that remaining at that time under this Lease, and may include free rent, concessions, inducements, alterations and upgrades in the new lease. If a reletting occurs, Landlord shall recoup all of its expenses of reletting (including all expenses relating to remodeling, alterations, repairs, capital improvements, brokerage fees, decorating fees, and fees for architects, designers, space planners and attorneys) before Tenant is entitled to a credit on the damages owed by Tenant hereunder. If Landlord shall do all the foregoing then, anything in this Lease, or any statute, or common law rule to the contrary notwithstanding, Landlord shall be deemed to have met its duty (if any) to mitigate its damages hereunder.
(e)    No expiration or termination of the Term pursuant to subsection 7.0l(b), by operation of law or otherwise, and no reentry, repossession or removal pursuant to subsection 7.0l(c) or otherwise, and no reletting of the Premises pursuant to subsection 7.0l(d) or otherwise, shall relieve Tenant of its liabilities and obligations hereunder, all of which shall survive such expiration, termination, reentry, repossession, removal or reletting other than as provided by applicable law.
(f)    In the event of any expiration or termination of the Term or reentry or repossession of the Premises or removal of persons or property therefrom by reason of the occurrence of an Event of Default, Tenant shall pay to Landlord all Basic Rent, additional rent and other sums required to be paid by Tenant, in each case to and including the date of such expiration, termination, reentry, repossession or removal, and, thereafter, Tenant shall, until the end of what would have been the Term in the absence of such expiration, termination, reentry, repossession or removal and whether or not the Premises shall have been relet, be liable to Landlord for, and shall pay to Landlord, as liquidated and agreed current damages: (i) all Basic Rent, all additional rent and other sums which would be payable under this Lease by Tenant in the absence of any such expiration, termination, reentry, repossession or removal, together with all expenses of Landlord in connection with such reletting (including all repossession costs, brokerage commissions, reasonable attorneys’ fees and expenses (including fees and expenses of appellate proceedings), employee’s expenses, alteration costs and expenses of necessary preparation for such reletting), less (ii) the net proceeds, if any, of any reletting effected for the account of Tenant pursuant to subsection 7.01(d). Tenant shall pay such liquidated and agreed current damages on the dates on which rent would be payable under this Lease in the absence of such expiration, termination, reentry, repossession or removal, and Landlord shall be entitled to recover the same from Tenant on each such date.
(g)    At any time after any such expiration or termination of the Term or reentry or repossession of the Premises or removal of persons or property therefrom by reason of the occurrence of an Event of Default, whether or not Landlord shall have collected any liquidated and agreed current damages pursuant to subsection 7.01(f), Landlord shall be entitled to recover from Tenant, and Tenant shall pay to Landlord on demand, as and for liquidated and agreed final damages for Tenant’s default and in lieu of all liquidated and agreed current damages beyond the date of such demand (it being agreed that it would be impracticable or extremely difficult to fix the actual damages), an amount equal to the excess, if any, of (i) the aggregate of all Basic Rent, additional rent and other sums which would be payable under this Lease, in each case from the date of such demand (or, if it be earlier, to date to which Tenant shall have satisfied in full its obligations under subsection 7.01(f) to pay liquidated and agreed current damages) for what would be the then unexpired Term in the absence of such expiration, termination, reentry, repossession or removal, discounted at the Reference Rate, over (ii) the then fair rental value of the Premises, discounted at the Reference Rate for the same period. If any law shall limit the amount of liquidated final damages to less than the amount above agreed upon, Landlord shall be entitled to the maximum amount allowable under such law.

Section 7.02    Bankruptcy or Insolvency.
(a)    If Tenant shall become a debtor in a case filed under Chapter 7 or Chapter 11 of the Bankruptcy Code and Tenant or Tenant’s trustee shall fail to elect to assume this Lease within sixty (60) days after the filing of such petition or such additional time as provided by the court within such sixty (60) day period, this Lease shall be deemed to have been rejected. Immediately thereupon, Landlord shall be entitled to possession of the Premises without further obligation to Tenant or Tenant’s trustee, and this Lease, upon the election of Landlord, shall terminate, but Landlord’s right to be compensated for damages (including liquidated damages pursuant to any provision hereof) or the exercise of any other remedies in any such proceeding shall survive, whether or not this Lease shall be terminated.
(b)    Neither the whole nor any portion of Tenant’s interest in this Lease or its estate in the Premises shall pass to any trustee, receiver, conservator, assignee for the benefit of creditors or any other Person, by operation of law or otherwise under the laws of any state having jurisdiction of the person or property of Tenant, unless Landlord shall have consented to such transfer. No acceptance by Landlord of rent or any other payments from any such trustee, receiver, assignee, or Person shall be deemed to constitute such consent by Landlord nor shall it be deemed a waiver of Landlord’s right to terminate this Lease for any transfer of Tenant’s interest under this Lease without such consent.
Section 7.03    Additional Rights of Landlord.
(a)    Except as provided in Section 7.01(g), no right or remedy hereunder shall be exclusive of any other right or remedy, but shall be cumulative and in addition to any other right or remedy hereunder or now or hereafter existing. Failure to insist upon the strict performance of any provision hereof or to exercise any option, right, power or remedy contained herein shall not constitute a waiver or relinquishment thereof for the future. Receipt by Landlord of any Basic Rent, additional rent or other sums payable hereunder with knowledge of the breach of any provision hereof shall not constitute waiver of such breach, and no waiver by Landlord of any provision hereof shall be deemed to have been made unless made in writing. Landlord shall be entitled to seek injunctive relief in case of the violation, or attempted or threatened violation, of any of the provisions hereof, or to a decree compelling performance of any of the provisions hereof, or to any other remedy allowed to Landlord by law or equity.
(b)    Tenant hereby waives and surrenders for itself and all those claiming under it, including creditors of all kinds, (i) any right and privilege which it or any of them may have to redeem the Premises or to have a continuance of this Lease after termination of Tenant’s right of occupancy by order or judgment of any court or by any legal process or writ, or under the terms of this Lease, or after the termination of the Term as herein provided, (ii) the benefits of any law which exempts property from liability for debt and (iii) Tenant specifically waives any rights of redemption or reinstatement available by law or any successor law.
(c)    If an Event of Default on the part of Tenant shall have occurred hereunder and be continuing, then, without thereby waiving such default, Landlord may, but shall be under no obligation to, take all action, including entry upon the Premises, to perform the obligation of Tenant hereunder immediately and without notice in the case of any emergency as may be reasonably determined by Landlord and upon five (5) business days’ notice to Tenant in other cases. All reasonable expenses incurred by Landlord in connection therewith, including attorneys’ fees and expenses (including those incurred in connection with any appellate proceedings), shall constitute additional rent under this Lease and shall be paid by Tenant to Landlord upon demand.
(d)    If Tenant shall be in default in the performance of any of its obligations under this Lease beyond any applicable grace or cure period hereunder, Tenant shall pay to Landlord, on demand, all expenses incurred by Landlord as a result thereof, including reasonable attorneys’ fees and expenses (including those incurred in connection with any appellate proceedings) and any additional sums (including any late charge, default penalties, interest and fees of the counsel of Mortgagee) which are payable by Landlord to its Mortgagee by reason of Tenant’s late payment or non-payment of Basic Rent. If Landlord shall be made a party to any litigation commenced against Tenant and Tenant shall fail to provide Landlord with counsel approved by Landlord and pay the expenses thereof, Tenant shall pay all costs and reasonable attorneys’ fees and expenses in connection with such litigation (including fees and expenses incurred in connection with any appellate proceedings).
(e)    If Tenant shall fail to pay when due any Basic Rent, additional rent or other sum required to be paid by Tenant hereunder, Landlord shall be entitled to collect from Tenant as additional rent and Tenant shall pay to Landlord, in addition to such Basic Rent, additional rent or other sum, interest on the delinquency equal to the Late Rate from the date due until paid. The Late Rate shall be the lesser of (i) fifteen percent (15%) per annum or (ii) the maximum rate permitted by applicable law. In addition to all other remedies Landlord has hereunder, if Tenant shall fail to pay any Basic Rent, additional rent or other sum, as and when required to be paid by Tenant hereunder prior to the expiration for the period of payment pursuant to subsection 7.01(a)(i), Landlord shall be entitled to collect from Tenant, and Tenant shall pay to Landlord, as additional rent, a late payment charge in an amount equal to five percent (5%) of the amount shown in the notice as unpaid.
ARTICLE VIII
Section 8.01    Notices and Other Instruments. All notices, offers, consents and other instruments given pursuant to this Lease shall be in writing and shall be validly given when hand delivered or sent by a courier or express service guaranteeing overnight delivery or by electronic mail transmission, with original being promptly sent as otherwise provided above, addressed as follows:
If for Tenant:    Commercial Vehicle Group, Inc.
7800 Walton Parkway
New Albany, Ohio 43054
Attention: Legal Department
E-Mail: legal@cvgrp.com

with a copy to:    Steptoe & Johnson PLLC
707 Virginia Street, East, Suite 1700
Charleston, West Virginia 25301
Attention: H. Hampton Rose, IV
E-Mail: hampton.rose@steptoe-johnson.com

If for Landlord:    200 National LLC
10275 W. Higgins Rd., Suite 810
Rosemont, Illinois 60018

Attention: Michael W. Brennan
E-Mail: mbrennan@brennanllc.com
with a copy to:    Brennan Investment Group
10275 W. Higgins Rd., Suite 810
Rosemont, Illinois 60018
Attention: Legal Department
E-Mail: legal@brennanllc.com
Landlord and Tenant may from time to time specify, by giving ten (10) days’ advance written notice to each other party, (i) any other address in the United States as its address for purposes of this Lease, and (ii) any other Person in the United States that is to receive copies of notices, offers, consents and other instruments hereunder. Notice under the terms of this Lease shall be deemed delivered, whether or not actually received, upon the earlier of (A) the date of actual receipt by such party, or (B) the day after said notice is either deposited with such overnight delivery service, transmitted by electronic mail transmission, or personally delivered, as applicable, pursuant to the above provisions. Notices hereunder may be delivered by counsel on behalf of a party hereto, and such notice shall have the same effect as if delivered directly by the party hereto.
Section 8.02    Estoppel Certificates; Financial Information.
(a)    Tenant will, upon five (5) days’ advance written notice at the request of Landlord or a Mortgagee, execute, acknowledge and deliver to Landlord a certificate of Tenant, stating that (i) this Lease is unmodified and in full force and effect (or, if there have been modifications, that this Lease is in full force and effect as modified, and setting forth such modifications), (ii) the dates to which Basic Rent, additional rent and other sums payable hereunder have been paid, and the applicable amounts thereof, (iii) (A) no default caused by Tenant exists under this Lease, to Tenant’s knowledge, no default exists under this Lease caused by any other party, and no fact or circumstance exists which, with the giving of notice, the passage of time, or both, would constitute a default hereunder, and (B) if any such default, fact or circumstance exists, specifying each such default, fact or circumstance, (iv) whether Tenant continues to occupy and operate the Premises, (v) Tenant has no right of offset against Rent, (vi) Tenant’s representations and warranties set forth in this Lease remain true and correct in all material respects, and (vii) such other information as Landlord or Mortgagee shall reasonably request; provided, that if Tenant is obligated to provide such certificates more than twice in a calendar year, Landlord shall pay to Tenant, on demand, all reasonable, actual, out-of-pocket expenses incurred by Tenant as a result of each additional estoppel request, including reasonable attorneys’ fees and expenses. Any such certificate may be relied upon by any actual or prospective mortgagee, investor or purchaser of the Premises.
(b)    Tenant shall deliver to Landlord within ninety (90) days of the close of each fiscal year, annual audited financial statements of Tenant (which, at a minimum, shall include a balance sheet of Tenant and its consolidated subsidiaries, if any, as of the end of such year, a statement of profits and losses of Tenant and its consolidated subsidiaries, if any, for such year and a statement of cash flows of Tenant and its consolidated subsidiaries, if any, for such year, setting forth in each case, in comparative form, the corresponding figures for the preceding fiscal year in reasonable detail and scope) prepared by a firm of independent certified public accountants reasonably approved by Landlord. Tenant shall also furnish to Landlord within thirty (30) days after the end of each quarter unaudited internal financial statements and all other quarterly reports of Tenant (which, at a minimum, shall include a balance sheet of Tenant and its consolidated subsidiaries, if any, as of the end of such quarter and statements of profits and losses of Tenant and its consolidated subsidiaries, if any, for such quarter, setting forth in each case, in comparative form, the corresponding figures for the similar quarter of the preceding year in reasonable detail and scope) certified by Tenant’s chief financial officer. Tenant shall also provide to Landlord any other audited financial statements completed by Tenant at any other time. All annual financial statements shall be accompanied (i) by an opinion of said accountants stating that (A) there are no qualifications as to the scope of the audit except as specifically enumerated and (B) the audit was performed in accordance with GAAP, and (ii) by the affidavit of the president or a vice president of Tenant, dated within five (5) days of the delivery of such statement, stating that (1) the affiant knows of no Event of Default, or event which, upon notice or the passage of time or both, would become an Event of Default, which has occurred and is continuing hereunder, or, if any such event has occurred and is continuing, specifying the nature and period of existence thereof and what action Tenant has taken or proposes to take with respect thereto and (2) except as otherwise specified in such affidavit, to the best of such affiant’s knowledge, Tenant has fulfilled all of its obligations under this Lease which are required to be fulfilled on or prior to the date of such affidavit.
(c)    Upon an Event of Default, Landlord and its agents and designees may enter upon and examine the Premises and examine the records and books of account and discuss the finances and business with the officers and employees of the Tenant at reasonable times during normal business hours and on reasonable advance written notice. Tenant shall provide the requesting party with copies of any information to which such party would be entitled in the course of a personal visit. Except in the event of emergency, Tenant may designate an employee to accompany Landlord, its agents and designees on such examinations. Tenant will provide, upon Landlord’s reasonable request, all information regarding the Premises, including a current rent roll, an operating statement reflecting all income from subleases and all operating expenses for the Premises. Landlord and its agents and designees may enter upon and examine the Premises and show the Premises to prospective mortgagees and/or purchasers at reasonable times during normal business hours and on reasonable advance written notice.
ARTICLE IX
Section 9.01    No Merger. There shall be no merger of this Lease or of the leasehold estate hereby created with the Landlord’s estate in the Premises by reason of the fact that the same Person acquires or holds, directly or indirectly, this Lease or the leasehold estate hereby created or any interest herein or in such leasehold estate, as well as the Landlord’s estate in the Premises or any interest of Landlord’s in such estate.
Section 9.02    Surrender. Upon the expiration or termination of this Lease, Tenant shall surrender the Premises to Landlord in as good repair and condition as received under Section 2.01(a) except for any damage resulting from Condemnation or Casualty or normal wear and tear not required to be repaired by Tenant. The provisions of this Section shall survive the expiration or other termination of this Lease.
Section 9.03    Time. Time is of the essence with respect to this Lease, and the respective time periods set forth herein.
Section 9.04    Separability; Binding Effect; Governing Law. Each provision hereof shall be separate and independent, and the breach of any provision by Landlord shall not discharge or relieve Tenant from any of its obligations hereunder. Each provision hereof shall be valid and shall be enforceable to the extent not prohibited by law. If any provision hereof or the application thereof to any Person or circumstance shall to any extent be invalid or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby. All provisions contained in this Lease shall be binding upon, inure to the benefit of and be enforceable by the successors and assigns of Landlord to the same extent as if each such successor and assign were named as a party hereto. All provisions contained in this Lease shall be binding upon the successors and assigns of Tenant and shall inure to the benefit of and be enforceable only by the permitted successors and assigns of Tenant in each case to the same extent as if each successor and assign were named as a party hereto. This Lease shall be governed by and interpreted in accordance with the laws of the state in which the Premises are located.
Section 9.05    Table of Contents and Headings; Internal References. The table of contents and the headings of the various paragraphs and exhibits of this Lease have been inserted for reference only and shall not to any extent have the effect of modifying the express terms and provisions of this Lease. Unless stated to the contrary, any references to any Section, subsection, Exhibit and the like contained herein are to the respective Section, subsection, Exhibit and the like of this Lease.
Section 9.06    Counterparts. This Lease may be executed in two or more counterparts and shall be deemed to have become effective when and only when one or more of such counterparts shall have been executed by or on behalf of each of the parties hereto (although it shall not be necessary that any single counterpart be executed by or on behalf of each of the parties hereto, and all such counterparts shall be deemed to constitute but one and the same instrument) and shall have been delivered by each of the parties to the other.
Section 9.07    Landlord’s Liability. Notwithstanding anything to the contrary provided in this Lease, it is specifically understood and agreed, such agreement being a primary consideration for the execution of this Lease by Landlord, that there shall be absolutely no personal liability on the part of any partner, director, member, officer or shareholder of Landlord, its successors or assigns with respect to any of the terms, covenants and conditions of this Lease, and any liability on the part of Landlord shall be limited solely to Landlord’s interest in the Premises, such exculpation of liability to be absolute and without any exception whatsoever.
Section 9.08    Amendments and Modifications. Except as expressly provided herein, this Lease may not be modified or terminated except by a writing signed by Landlord and Tenant.
Section 9.09    Additional Rent. All amounts other than Basic Rent which Tenant is required to pay or discharge pursuant to this Lease, including the charge provided for by Section 7.03(e) hereof, shall constitute additional rent which shall include all reasonable costs and expenses of Tenant and Landlord which are incurred in connection or associated with (A) the use, occupancy, possession, operation, condition, design, construction, maintenance, alteration, repair or restoration of any of the Premises, (B) the performance of any of Tenant’s obligations under this Lease, (C) the prosecution, defense or settlement of any litigation involving or arising from any of the Premises or this Lease, (D) the enforcement by Landlord, its successors and assigns, of any of its rights under this Lease, (E) any amendment to or modification of this Lease made at the request of Tenant, (F) costs of Landlord’s counsel incurred in connection with any act undertaken by Landlord (or its counsel) at the request of Tenant, or incurred in connection with any act of Landlord performed on behalf of Tenant pursuant to this Lease.

Section 9.10    Consent of Landlord. Except as specifically set forth in this Lease, all consents and approvals to be granted by Landlord shall not be unreasonably withheld or delayed, and Tenant’s sole remedy against Landlord for the failure to grant any consent shall be to seek injunctive relief. In no circumstance will Tenant be entitled to damages with respect to the failure to grant any consent or approval.
Section 9.11    Quiet Enjoyment. Landlord agrees that, subject to the rights of Landlord under this Lease, Tenant shall hold and enjoy the Premises during the term of this Lease, free from any hindrance or interference from Landlord or any party claiming by, through or under Landlord.
Section 9.12    Holding Over. If Tenant remains in possession of the Premises, or any part thereof, after the expiration or other termination of the Term, without Landlord’s express written consent, Tenant shall be guilty of an unlawful detention of the Premises and shall be liable to Landlord for damages for use of the Premises during the period of such unlawful detention at a rate equal to two (2) times the Basic Rent and all other amounts which would be payable during the Term hereof (collectively, “Holdover Rent”), plus any consequential damages suffered by Landlord. In the event of such unlawful detention, Tenant shall indemnify and hold Landlord harmless from and against any and all claims, suits, proceedings, losses, damages, liabilities, costs and expenses, including attorneys’ fees and disbursements, asserted against or incurred by Landlord, as a result of such unlawful detention. Notwithstanding the foregoing, Landlord shall be entitled to such other remedies and damages provided under this Lease or at law or in equity.
Section 9.13    Compliance with Terrorism Laws. Tenant represents and warrants that neither Tenant nor any Person controlling Tenant (i) is included on any Government List (as hereinafter defined); (ii) has been determined by competent authority to be subject to the prohibitions contained in Presidential Executive Order No. 133224 (September 23, 2001) or in any enabling or implementing legislation or other Presidential Executive Orders in respect thereof; (iii) has been previously indicted for or convicted of any felony involving a crime or crimes of moral turpitude or for any offense under the criminal laws against terrorists, the criminal laws against money laundering, the Bank Secrecy Act, as amended, the Money Laundering Control Act of 1986, as amended, or the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorists (USA PATRIOT ACT) Act of 2001, Public Law 107-56 (October 26, 2001), as amended; or (iv) to Tenant’s knowledge, is currently under investigation by any governmental authority for alleged criminal activity. For purposes of this Lease, the term “Government List” means (1) the Specialty Designated Nationals and Blocked Persons Lists maintained by the Office of Foreign Assets Control, United States Department of the Treasury (“OFAC”), (2) the Denied Persons List and the Entity List maintained by the United States Department of Commerce, (3) the List of Terrorists and List of Disbarred Parties maintained by the United States Department of State, (4) any other list of terrorists, terrorist organizations or narcotics traffickers maintained pursuant to any of the lists, laws, rules and regulations maintained by OFAC pursuant to any authorizing statute, Executive Order or regulation, (5) any other similar list maintained by the United States Department of State, the United States Department of Commerce or any other governmental authority or pursuant to any Executive Order of the President of the United States of America and (6) any list or qualification of “Designated Nationals” as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515, as all such Government Lists may be updated from time to time.

Section 9.14    Subordination and Attornment.
(a)    Subordination to Mortgages. Landlord shall be free to convey the Premises or any part thereof or interest therein, and to collaterally assign or pledge its interest in the Lease and as security for any financing to which Landlord and/or its Affiliates are party. This Lease and Tenant’s interest herein are and shall be subject and subordinate to each and every mortgage, assignment or pledge (each, a “Mortgage”) now existing or made subsequent to the date hereof and which cover any part of the Premises or the Lease, and to all renewals, modifications, replacements, consolidations and extensions thereof and to any and all advances made thereunder and the interest thereon. Such subordination shall be effective automatically and without the need for further documentation, but, if requested by the holder of any such Mortgage (a “Mortgagee”), Tenant shall, within ten (10) days of receipt of same, execute, acknowledge and deliver any and all documents and instruments confirming such subordination of this Lease and Tenant’s interest herein as the Mortgagee shall require, including a subordination, non-disturbance and attornment provision on Mortgagee’s form; provided, that if Tenant is obligated to provide such subordination more than twice in a calendar year, Landlord shall pay to Tenant, on demand, all reasonable, actual, out-of-pocket expenses incurred by Tenant as a result of each additional subordination request, including reasonable attorneys’ fees and expenses. In the event that a Mortgagee pursuant to a Mortgage made prior to the delivery of this Lease shall request that this Lease have priority over such Mortgage, and such Mortgage covers any part of the Premises, and Landlord consents thereto, this Lease shall have priority over said Mortgage and all renewals, modifications, replacements, consolidations and extensions thereof and all advances made thereunder and the interest thereon, and Tenant shall, within ten (10) days of receipt of same, execute, acknowledge and deliver any and all documents and instruments confirming the priority of this Lease.
(b)    Subordination to Leases. This Lease and Tenant’s interest herein are and shall be subject and subordinate to each and every underlying lease now existing or made subsequent to the date hereof and which covers any part of the Premises, and to all renewals, modifications, replacements and extensions thereof. Such subordination shall be effective automatically and without the need for further documentation but, upon request of Landlord, Tenant shall, within ten (10) days of receipt of same, execute, acknowledge and deliver any and all documents and instruments subordinating this Lease and Tenant’s interest herein.
(c)    Attornment. In the event of (i) a transfer of Landlord’s interest in the Premises, (ii) the termination of any underlying lease of premises which include the Premises or (iii) the purchase of the Premises or Landlord’s interest therein in a foreclosure sale or by deed in lieu of foreclosure under any mortgage or pursuant to a power of sale contained in any mortgage, then in any of such events Tenant shall, at the request of such Transferee, attorn to and recognize the Transferee, as “Landlord” under this Lease for the balance then remaining of the Term, and thereafter this Lease shall continue as a direct Lease between such Person, as “Landlord”, and Tenant, as “Tenant”, and such Person shall not be liable for any act or omission of Landlord prior to such Lease termination or prior to such Person’s succession to title, nor be subject to any offset, defense or counterclaim accruing prior to such Lease termination or prior to such Person’s succession to title, nor be bound by any payment of Basic Rent or additional rent prior to such Lease termination or prior to such Person’s succession to title for more than one month in advance or by any modification of this Lease or any waiver, compromise, release or discharge of any obligation of Tenant hereunder unless such modification, waiver, compromise, release or discharge shall have been specifically consented to in writing by the Landlord under such underlying lease or the mortgagee under said mortgage, or for return of the security deposit, if any, (unless actually received by such Person). In consideration for such attornment, Tenant shall be entitled not to be disturbed in its possession of the Premises in accordance with the terms and conditions of this Lease, so long as no Event of Default occurs hereunder beyond any applicable notice and cure periods.
(d)    Notices to Mortgagees. Tenant shall send to each mortgagee of any mortgage covering any part of the Premises copies of all notices that Tenant sends to Landlord; such notices to said mortgagee shall be sent concurrently with the sending of the notices to Landlord and in the same manner as notices are required to be sent pursuant to Section 8.01 hereof. Tenant will accept performance of any provision of this Lease by such mortgagee as performance by, and with the same force and effect as though performed by, Landlord. If any act or omission of Landlord would give Tenant the right, immediately or after lapse of a period of time, to cancel or terminate this Lease, or to claim a partial or total eviction, Tenant shall not exercise such right until (i) Tenant gives notice of such act or omission to Landlord and to each such mortgagee, and (ii) a reasonable period of time for remedying such act or omission elapses following the time when such mortgagee becomes entitled under such mortgage to remedy same (which reasonable period shall in no event be less than the period to which Landlord is entitled under this Lease or otherwise, after similar notice, to effect such remedy and which reasonable period shall take into account such time as shall be required to institute and complete any foreclosure proceedings).
Section 9.15    Lender Protections Notwithstanding anything to the contrary in this Lease or any Mortgage, any party that becomes owner of the Premises as a result of (x) foreclosure under any Mortgage, (y) any other exercise by any Mortgagee of rights and remedies (whether under any Mortgage or under applicable law, including bankruptcy law) as holder of a Mortgage, or (z) delivery by Landlord to a Mortgagee (or its designee or nominee) of a deed or other conveyance of Landlord’s interest in the Premises in lieu of any of the foregoing (“Successor Landlord”), shall not be liable for or bound by any of the following matters:
(a)    any right of Tenant to any offset, defense, claim, counterclaim, reduction, deduction, or abatement against Tenant’s payment of rent or performance of Tenant’s other obligations under this Lease, arising (whether under this Lease or under applicable law) from Landlord’s breach or default under this Lease (“Offset Right”) that Tenant may have against Landlord or any other party that was Landlord under this Lease at any time before the occurrence of any attornment by Tenant (“Former Landlord”) relating to any event or occurrence before the date of attornment, including any claim for damages of any kind whatsoever as the result of any breach by Former Landlord that occurred before the date of attornment. The foregoing shall not limit either (x) Tenant’s right to exercise against Successor Landlord any Offset Right otherwise available to Tenant because of events occurring after the date of attornment or (y) Successor Landlord’s obligation to correct any conditions that existed as of the date of attornment and violate Successor Landlord’s obligations as Landlord under this Lease;
(b)    any obligation with respect to any security deposited with Former Landlord, unless such security was actually delivered to Mortgagee;
(c)    to commence or complete any initial construction of improvements in the Premises or any expansion or rehabilitation of existing improvements thereon;
(d)    to reconstruct or repair improvements following a fire, casualty or condemnation;

(e)    any offset, defense, claim, counterclaim, reduction, deduction, or abatement arising from representations and warranties related to Former Landlord;
(f)    any modification or amendment of the Lease, or any waiver of the terms of the Lease, made without Mortgagee’s written consent;
(g)    any consensual or negotiated surrender, cancellation, or termination of this Lease, in whole or in part, agreed upon between Landlord and Tenant, unless effected unilaterally by Tenant pursuant to the express terms of the Lease;
(h)    any payment of rent that Tenant may have made to Former Landlord more than thirty (30) days before the date such rent was first due and payable under the Lease with respect to any period after the date of attornment other than, and only to the extent that, the Lease expressly required such a prepayment; and
(i)    to pay Tenant any sum(s) that any Former Landlord owed to Tenant unless such sums, if any, shall have been actually delivered to Mortgagee by way of an assumption of escrow accounts or otherwise.
Section 9.16    Disclaimer of Purchase Rights. Nothing in this Lease is intended or shall operate to grant to Tenant any right of first refusal, right of first offer, purchase option, or similar right to elect to purchase or acquire the Premises or any portion thereof, and Tenant hereby expressly waives any and all such rights.

Section 9.17    Security Deposit.
(a)    Tenant will deposit or cause to be deposited with Landlord or Mortgagee, as Landlord shall designate, on or before the date hereof, $1,531,833.33, as a “Security Deposit” for its full and faithful performance of the terms of this Lease, it being expressly understood that such Security Deposit shall not be considered an advance payment of any Basic Rent, additional rent or other sums payable under this Lease or a measure of Landlord’s damages in case of an Event of Default. Payment of said Security Deposit shall be satisfied by Tenant’s deposit of cash or a Letter of Credit in said amount. Tenant shall have the right to freely substitute cash for a Letter of Credit or vice versa, and if paid in cash, any interest earned shall remain as an additional Security Deposit. If Landlord transfers its interest in the Premises during the Term to a Transferee who assumes Landlord’s obligations hereunder and to whom the Security Deposit is transferred, Landlord may assign the Security Deposit to the Transferee and, thereafter, Landlord shall have no further liability for the return of such Security Deposit to Tenant. If the Security Deposit is in the form of a Letter of Credit, Tenant shall execute and deliver, within five (5) days after request therefor by Landlord, upon any and all documents necessary to transfer the Letter of Credit to the Transferee. For the purposes herein, “Letter of Credit” shall mean an irrevocable standby letter of credit issued to Landlord by a financially sound national banking association or state chartered bank having assets in excess of $50,000,000,000 and otherwise reasonably acceptable to Landlord, the proceeds of which shall be available to Landlord without the need for Landlord to satisfy any requirements or conditions whatsoever other than delivery of (a) the original Letter of Credit along with Landlord’s sight draft to the issuing institution with reference to the appropriate letter of credit number for the Letter of Credit, as set forth therein and (b) (i) a certificate signed by Landlord certifying that an Event of Default has occurred and is continuing under the Lease, or (ii) a certificate signed by Landlord certifying that Tenant has failed to renew the Letter of Credit at least thirty (30) days prior to its stated expiration date. The Letter of Credit shall be valid for an initial period of one (1) year from and after the date of its issuance and, by its express terms, shall provide (i) that its term shall automatically be extended for successive one (1) year periods unless at least thirty (30) days prior to the expiration of the initial one year term or any one year extension (as applicable) the issuer provides Landlord with written notification that it will not be extended, and (ii) that Landlord may assign (whether by way of outright or collateral assignment) all or any portion of its interest in the Letter of Credit to Mortgagee or any other Person (including any third party purchaser).
(b)    Following an Event of Default, Landlord may use, apply or retain the whole or any part of the Security Deposit to the extent required for the payment of any Basic Rent and additional rent, or any other sum as to which Tenant is in default, or for any sum which Landlord may expend or may be required to expend by reason of Tenant’s Event of Default in respect of any of the terms, covenants and conditions of this Lease, including but not limited to, any damages or deficiency in the reletting of the Premises, whether such damages or deficiency accrued before or after summary proceedings or other re-entry by Landlord. In the case of every such use, application or retention, Tenant shall, within five (5) days after demand, pay to Landlord, or restore the amount of the Letter of Credit by, the sum so used, applied or retained which shall be added to the Security Deposit so that the same shall be replenished to its former amount.
(c)    Beginning as of January 1, 2028, Tenant shall have the right to request by written notice to Landlord (a “Reduction Notice”), a reduction in the Security Deposit to $117,833.33, provided that (1) Tenant’s EBITDA for the previous two (2) calendar years as shown on the financial statements delivered pursuant to Section 8.02(b) is greater than $25,000,000, (2)

Tenant’s Leverage for the previous two (2) calendar years as shown on the financial statements delivered pursuant to Section 8.02(b) has not been greater than four (4), and (3) there exists no Event of Default under this Lease. If Tenant provides Landlord with a Reduction Notice and the supporting financial statements pursuant to Section 8.02(b) and Tenant is entitled to reduce the Security Deposit as provided herein, within fifteen (15) days after Landlord’s receipt of the Reduction Notice, Landlord shall refund Tenant the Security Deposit, if the Security Deposit is held in the form of cash, or return the Letter of Credit to Tenant, if the Security Deposit is held in the form of a letter of credit.
Section 9.18    Short Form Memorandum of Lease. Upon Landlord’s or Tenant’s request, the parties shall record a “short form” Memorandum of Lease identifying the Term granted to Tenant by this Lease, and any other terms which may be required by applicable Legal Requirements. Any recording costs associated with the memorandum or short form of this Lease shall be borne by Tenant. Upon the expiration or earlier termination of this Lease, Tenant shall promptly execute and deliver to Landlord an instrument, in recordable form, wherein Tenant acknowledges the expiration or earlier termination of this Lease. Upon transfer or conveyance of the Premises by Landlord, Tenant agrees to execute an amendment to the memorandum indicating the change of Landlord.
Section 9.19    Brokers. Landlord and Tenant mutually represent and warrant to each other that it dealt with no real estate brokers in the transactions contemplated by this Lease, and that no brokerage fees, commissions, or other remuneration of any kind are due in connection herewith. Landlord shall forever indemnify and hold harmless Tenant against and in respect of any and all claims, losses, liabilities and expenses, including reasonable attorney’s fees and court costs, which Tenant may incur on account of any claim by any broker or agent or other Person on the basis of any arrangements or agreements made or alleged to have been made by or on behalf of Landlord in respect to the transactions herein contemplated. Tenant shall forever indemnify and hold harmless Landlord against and in respect of any and all claims, losses, liabilities and expenses, including reasonable attorney’s fees and court costs, which Landlord may incur on account of any claim by any broker or agent or other Person on the basis of any arrangements or agreements made or alleged to have been made by or on behalf of Tenant in respect to the transactions herein contemplated. The provisions of this Section shall survive expiration or termination of this Lease.
Section 9.20    No Partnership. Nothing herein contained shall be deemed or construed either by the parties hereto, or by a third party, to create a relationship between the parties of principal and agent, partnership, or joint venture. None of computation of rent, or any other provision contained herein, or any acts of the parties hereto, shall be deemed to create any relationship between the parties hereto other than the relationship of landlord and tenant.
Section 9.21    No Construction Against Drafter. Each of the parties hereto acknowledges that it is sophisticated and experienced in transactions of the nature contemplated hereby and that it has been represented by counsel of its choosing in connection herewith; accordingly, each party hereto waives to the fullest extent permitted by law the application of any law or rule of construction requiring that this Lease be construed or interpreted against the drafting party or in favor of the non-drafting party.
Section 9.22    Security Interest and Security Agreement. This Lease shall also create a security interest in, and Tenant hereby grants to Landlord a security interest in, all sums on deposit with Landlord (or Landlord’s Mortgagee, as applicable) pursuant to the provisions of this Lease, including the Tax Escrow Payments, the Insurance Escrow Payments, and the Security Deposit (said property, funds and accounts are hereinafter referred to collectively as the “Collateral”). This Lease constitutes a security agreement between Tenant and Landlord with respect to the Collateral in which Landlord is granted a security interest hereunder, and, cumulative of all other rights and remedies of Landlord hereunder, Landlord shall have all of the rights and remedies of a secured party under the Uniform Commercial Code. “Uniform Commercial Code” means the Uniform Commercial Code as now or hereafter in effect in the state where the Premises is located; provided that, in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, the Landlord’s security interest in any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than such state, the term “Uniform Commercial Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions. Tenant hereby agrees to execute and deliver on demand and hereby irrevocably constitutes and appoints Landlord the attorney-in-fact of Tenant to execute and deliver and, if appropriate, to file with the appropriate filing officer or office such security agreements, financing statements, continuation statements or other instruments as Landlord may request or require in order to impose, perfect or continue the perfection of the lien or security interest created hereby. Tenant hereby authorizes Landlord at any time and from time to time to file any initial financing statements, amendments thereto and continuation statements with or without the signature of Tenant as authorized by applicable law, as applicable to all or part of the Collateral. For purposes of such filings, Tenant agrees to furnish any information requested by the Landlord promptly upon request therefor by Landlord. Tenant also ratifies its authorization for the Landlord to have filed any like initial financing statements, amendments thereto or continuation statements, if filed prior to the date of this Lease. Tenant agrees to furnish Landlord with notice of any change in the name, identity, organizational structure, residence, state of incorporation, state of organization or state of formation or principal place of business or mailing address of Tenant within ten (10) days of the effective date of any such change. Upon the occurrence of any Event of Default, Landlord shall have the rights and remedies as prescribed in this Lease, or as prescribed by general law, or as prescribed by any applicable Uniform Commercial Code, all at Landlord’s election.
Section 9.23    Waiver of Trial by Jury. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EACH OF TENANT AND LANDLORD (A) AGREES NOT TO ELECT A TRIAL BY JURY WITH RESPECT TO ANY ISSUE ARISING OUT OF THIS LEASE OR THE RELATIONSHIP BETWEEN THE PARTIES AS TENANT AND LANDLORD THAT IS TRIABLE OF RIGHT BY A JURY AND (B) WAIVES ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO SUCH ISSUE TO THE EXTENT THAT ANY SUCH RIGHT EXISTS NOW OR IN THE FUTURE. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS SEPARATELY GIVEN BY TENANT AND LANDLORD, KNOWINGLY AND VOLUNTARILY WITH THE BENEFIT OF COMPETENT LEGAL COUNSEL.
Section 9.24    Representations and Warranties of Tenant. To induce Landlord to execute, deliver and perform its obligations under this Lease, Tenant hereby represents and warrants to Landlord on and as of the date hereof as follows:
(a)Tenant is duly organized or formed, validly existing, and in good standing under the laws of the state of its formation and is duly authorized to transact business in under the laws of the state where the Premises is located.

(b)Tenant has full capacity, right, power and authority to execute, deliver and perform this Lease and all documents to be executed by Tenant pursuant hereto; all required action and approvals therefore have been duly taken and obtained, and the individuals signing this Lease and all other documents executed pursuant hereto on behalf of Tenant are duly authorized to sign the same on Tenant’s behalf and to bind Tenant thereto; and to the best of Tenant’s knowledge, Tenant’s execution of and performance under this Lease shall not constitute a breach of any agreement, understanding, order, judgment or decree, written or oral, to which Tenant is a party, or to which any part of the Premises may be subject, or by which Tenant may be bound, and to the best of Tenant’s knowledge shall not constitute a violation of any provision of any Legal Requirement, to which Tenant or the Premises are or may become subject; and this Lease and all documents to be executed pursuant hereto by Tenant are and shall be binding upon and enforceable against Tenant in accordance with their respective terms.
(c)Tenant is not a foreign corporation, foreign partnership, foreign trust or foreign estate (as those terms are defined in the Internal Revenue Code and Income Tax Regulations).
(d)There are no contracts, agreements, leases, licenses, invoices, bills or understandings of any nature, written or oral, formal or informal to which Tenant is a party or otherwise bound which Landlord, upon becoming owner of the Premises, will be required to assume or pay or to which Landlord, as a consequence of entering into this Lease, may become bound without Landlord’s express and prior written consent.
(e)No petition in bankruptcy has been filed by or against Tenant, and there are no claims, causes of action, proceedings, litigation or investigations pending or, to the best of Tenant’s knowledge, threatened against or affecting Tenant or the Premises (including disputes with governmental authorities, utilities, contractors, adjoining land owners), and no basis known to Tenant for the same, which, if decided adversely, would affect Tenant’s ability to carry out the transaction contemplated by this Lease or would interfere with or prevent the use of the Premises for its industrial purposes.
Section 9.25    Construction. As used in this Lease, the phrase “to the best of Tenant’s knowledge” means with respect to any statement following such phrase that to the date hereof no information has come to the attention of any of Tenant’s agents in the normal course of performing management responsibilities for the Premises, or otherwise, and after reasonable independent investigation having been made by Tenant or one or more of Tenant’s agents, which would cause any of Tenant’s agents to believe that such statement is not true and correct. Tenant shall defend, indemnify and hold Landlord harmless from and against any and all damage, cost, liability and expense resulting from any material breach of any of the representations and warranties set forth in this Lease. As used in this Lease, the words “include”, “includes”, “including” and other similar words based on the root “include”, are deemed to be followed by the words “without limitation.”
[Signatures of Landlord and Tenant Follow on Next Pages]

IN WITNESS WHEREOF, the parties to this Agreement have executed this Lease to be executed as of the Commencement Date.

    LANDLORD:

200 NATIONAL LLC, an Illinois limited liability company

By:    /s/ Michael Brennan
Name:    Michael W. Brennan
Title:    Manager

    TENANT:

COMMERCIAL VEHICLE GROUP, INC., a Delaware corporation

By:    /s/ Aneezal Mohamed
Name: Aneezal H. Mohamed
Its:    Secretary

EXHIBIT A
LEGAL DESCRIPTION
The Land referred to herein below in situated in the County of Monroe, State of Tennessee, and described as follows:
Situated in the Second Civil District of Monroe County, Tennessee, and described as follows:
To find the Point of Beginning, begin at a point in the 820.0 contour of Tellico Lake, said point being in the North line of the East Tennessee Natural Gas Easement, said point also being the Southeast corner of the property now or formerly owned by Sea-Ray Boats, Inc., thence from said point and along the 820.0 contour line South 34 degrees 57 minutes 45 seconds east, a distance of 60.71 feet to a point marked by an iron pin, said point being the Point of Beginning; thence from said Point of Beginning along the Northeastern line of the said Tellico Reservoir Development Agency property also being along the 820.0 contour line, the following courses and distances:
South 34 degrees 57 minutes 45 seconds East, 64.97 feet to a point marked by an iron pin; thence South 11 degrees 19 minutes 47 seconds East, 118.32 feet to a point marked by an iron pin;
thence South 76 degrees 10 minutes 16 seconds East, 78.20 feet to a point marked by an iron pin; thence North 72 degrees 25 minutes 58 seconds East, 72.83 feet to a point marked by an iron pin; thence South 70 degrees 44 minutes 41 seconds East, 43.88 feet to a point marked by an iron pin; thence North 85 degrees 39 minutes 49 seconds East, 80.43 feet to a point marked by an iron pin; thence North 36 degrees 18 minutes 22 seconds East, 49.23 feet to a point marked by an iron pin; thence North 57 degrees 27 minutes 54 seconds East 128.43 feet to a point marked by an iron pin; thence North 82 degrees 00 minutes 32 seconds East, 160.20 feet to a point marked by an iron pin; and thence South 77 degrees 40 minutes 48 seconds East 81.81 feet to a point marked by an iron pin, and being the Southeast corner of the Tellico Reservoir Development Agency property;
thence from said Southeast corner and along the Southern line of the said Tellico Reservoir Development Agency property and the 820.0 contour line the following courses and distances: South 0 degrees 07 minutes 28 seconds East, 72.80 feet to a point marked by an iron pin;
thence South 19 degrees 54 minutes 57 seconds West, 190.36 feet to a point marked by an iron pin; thence South 23 degrees 38 minutes 02 seconds West 203.94 feet to a point marked by an iron pin; thence South 38 degrees 38 minutes 21 seconds West 182.79 feet to a point marked by an iron pin; thence South 49 degrees 56 minutes 07 seconds West 221.72 feet to a point marked by an iron pin; thence South 53 degrees 09 minutes 23 seconds West 236.11 feet to a point marked by an iron pin; thence South 38 degrees 42 minutes 24 seconds West 142.89 feet to a point marked by an iron pin; thence South 33 degrees 13 minutes 50 seconds West 446.06 feet to a point marked by an iron pin; thence South 14 degrees 27 minutes 33 seconds West 145.98 feet to a point marked by an iron pin; thence South 44 degrees 51 minutes 06 seconds West 216.26 feet to a point marked by an iron pin; thence South 16 degrees 06 minutes 24 seconds West 159.03 feet to a point marked by an iron pin; thence South 81 degrees 13 minutes 04 seconds West 234.95 feet to a point marked by an iron pin; thence South 52 degrees 42 minutes 10 seconds West 100.37 feet to a point marked by an iron pin; thence South 16 degrees 18 minutes 37 seconds West 204.68 feet to a point, said point being marked by an iron pin and being the Southwest corner of the said Tellico Reservoir development Agency property; thence in a Northwestward direction and leaving the 820.0 contour line, North 40 degrees, 51 minutes 46 seconds West a distance of 1001.72 feet to an iron pin, said iron pin being Northwest corner of the said Tellico

Reservoir Development agency property, and being in the South line of the East Tennessee Natural Gas Company right of way;
thence along said right of way of East Tennessee Natural gas Company Easement, the following courses and distances:

North 49 degrees 08 minutes 14 seconds East 1288.63 feet to a point marked by an iron pin;
thence North 48 degrees 50 minutes 50 seconds East, 292.43 feet to a point marked by an iron pin;
thence North 47 degrees 39 minutes 20 seconds East, 303.38 feet to a point marked by an iron pin; thence North 33 degrees 42 minutes 39 seconds East, 126.63 feet to a point marked by an iron pin; thence North 20 degrees 28 minutes 57 seconds East, 52.18 feet to the Point of Beginning.

EXHIBIT B
BASIC RENT SCHEDULE
The Basic Rent for the Term shall be as follows:

Lease Year	Dates	Annual Rent	Monthly Rent
1	Commencement Date through the 12th full calendar month	$1,414,000.00	$117,833.33
2	13th month through 24th month	$1,463,490.00	$121,957.50
3	25th month through 36th month	$1,514,712.15	$126,226.01
4	37th month through 48th month	$1,567,727.08	$130,643.92
5	49th month through 60th month	$1,622,597.52	$135,216.46
6	61st month through 72nd month	$1,679,388.44	$139,949.04
7	73rd month through 84th month	$1,738,167.03	$144,847.25
8	85th month through 96th month	$1,799,002.88	$149,916.91
9	97th month through 108th month	$1,861,967.98	$155,164.00
10	109th month through 120th month	$1,927,136.86	$160,594.74
11	121st month through 132nd month	$1,994,586.65	$166,215.55
12	133rd month through 144th month	$2,064,397.18	$172,033.10
13	145th month through 156th month	$2,136,651.08	$178,054.26
14	157th month through 168th month	$2,211,433.87	$184,286.16
15	169th month through 180th month	$2,288,834.05	$190,736.17
16	181st month through 192nd month	$2,368,943.25	$197,411.94
17	193rd month through 204th month	$2,451,856.26	$204,321.36
18	205th month through 216th month	$2,537,671.23	$211,472.60
19	217th month through 228th month	$2,626,489.72	$218,874.14
20	229th month through 240th month	$2,718,416.86	$226,534.74

EXHIBIT C
SEVERABLE PROPERTY
Severable Property shall include all apparatus, personal property, trade fixtures, inventory, equipment, machinery, fittings, furniture, furnishings, chattel, materials and supplies located on and used in the Premises or related to Tenant’s business, including mainframe computers, removable kitchen equipment and telephone and similar systems and articles of personal property of every kind and nature whatsoever, and any additions, replacements, accessions and substitutions thereto or therefor.
Severable Property shall not include the Improvements or any fixtures permanently attached to the Improvements.